Exhibit No. 99.3

                           Conversion Valuation Report

         --------------------------------------------------------------


                           Valued as of March 14, 1997


                   FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION


                           Sistersville, West Virginia











                                  Prepared by:



                               Ferguson & Company
                                    Suite 550
                         122 West John Carpenter Freeway
                                Irving, TX 75039
                                  972-869-1177

[LOGO}
---------------
FERGUSON            Financial
---------------     Institution
& COMPANY           Consulting
---------------
Suite 550
122 W. John Carpenter Frwy
Irving, Texas 75039
(972) 869-1177
(972) 869-2743 Fax


                      STATEMENT OF APPRAISER'S INDEPENDENCE

           First Federal Savings and Loan Association of Sistersville
           ----------------------------------------------------------
                           Sistersville, West Virginia
                           ---------------------------

        We are the appraiser for First Federal Savings and Loan Association of Sistersville in connection with its conversion, reorganization and issuance of Public Shares. We are submitting our independent estimate of the pro forma market value of the First Federal Savings and Loan Association of Sistersville's stock to be issued in the conversion and reorganization. In connection with our appraisal of the to-be-issued stock, we have received a fee which was not related to the estimated final value. The estimated pro forma market value is solely the opinion of our company and it was not unduly influenced by First Federal Savings and Loan Association, its conversion counsel, its selling agent, or any other party connected with the conversion.

        First Federal Savings and Loan Association of Sistersville has agreed to indemnify Ferguson & Company under certain circumstances against liabilities arising out of our services. Specifically, we are indemnified against liabilities arising from our appraisal except to the extent such liabilities are determined to have arisen because of our negligence or willful conduct.

                                                     Ferguson & Company



                                                     /s/Charles M. Hebert
                                                     Charles M. Hebert
                                                     Principal

March 24, 1997

[LOGO}
---------------
FERGUSON            Financial
---------------     Institution
& COMPANY           Consulting
---------------
Suite 550
122 W. John Carpenter Frwy
Irving, Texas 75039
(972) 869-1177
(972) 869-2743 Fax

                                                  March 24, 1997




Board of Directors
First Federal Savings and Loan Association
  of Sistersville
726 Wells Street
Sistersville, West Virginia

Dear Directors:

        We have completed and hereby provide, as of March 14, 1997, an independent appraisal of the estimated pro forma market value of First Federal Savings and Loan Association of Sistersville, ("First Federal" or the "Association"), Sistersville, West Virginia, in connection with the conversion of First Federal from the mutual form to the stock form of organization ("Conversion"). This appraisal report is furnished pursuant to the regulatory filing of the Association's Application for Conversion ("Form AC") with the Office of Thrift Supervision ("OTS").

        Ferguson & Company ("F&C") is a consulting firm that specializes in providing financial, economic, and regulatory services to financial institutions. The background and experience of F&C is presented in Exhibit I. We believe that, except for the fees we will receive for preparing the appraisal and assisting with First Federal's business plan, we are independent. F&C personnel are prohibited from owning stock in conversion clients for a period of at least one year after conversion.

        In preparing our appraisal, we have reviewed First Federal's Application for Approval of Conversion, including the Proxy Statement as filed with the OTS. We conducted an analysis of First Federal that included discussions with S.R. Snodgrass, A.C., the Association's independent auditors, and with Malizia, Spidi, Sloane & Fisch, P.C., the Association's conversion counsel. In addition, where appropriate, we considered information based on other available published sources that we believe is reliable; however, we cannot guarantee the accuracy or completeness of such information.

        We also reviewed the economy in First Federal's primary market area (assessment area) and compared the Association's financial condition and operating results with that of selected publicly traded thrift institutions. We reviewed the conditions in the securities markets in general and in the market for thrifts stocks in particular.

        Our appraisal is based on First Federal's representation that the information contained in the Form AC and additional evidence furnished to us by the Association and its independent auditors are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by First Federal and its auditors, nor did we^independently value the Association's assets or liabilities. The valuation considers First Federal only as a going concern and should not be considered an indication of liquidation value.

Board of Directors
March 24, 1997
Page 2

        It is our opinion that, as of March 14, 1997, the estimated pro forma market value of First Federal was $6,000,000, or 600,000 shares at $10.00 per share. The resultant valuation range was $5,100,000 at the minimum (510,000 shares at $10.00 per share) to $6,900,000 at the maximum 690,000 shares at $10.00 per share), based on a range of 15 percent below and above the midpoint valuation. The supermaximum was $7,935,000 (793,500 shares at $10.00 per share).

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association's pro forma market value. F&C is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by F&C shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

        Our opinion is based on circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of First Federal, could materially affect the assumptions used in preparing this appraisal.

        The valuation reported herein will be updated as provided in the OTS conversion regulations and guidelines. All updates will consider, among other things, any developments or changes in First Federal's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments will be made to the estimated pro forma market value. The reasons for any such adjustments will be explained in detail at that time.

                                        Respectfully,

                                        Ferguson & Company


                                        /s/ Charles M. Hebert
                                        Charles M. Hebert
                                        Principal

FERGUSON & COMPANY
------------------


                                TABLE OF CONTENTS

                   First Federal Savings and Loan Association
                           Sistersville, West Virginia


                                                                       PAGE
                                                                       ----

INTRODUCTION                                                             1

SECTION I. - FINANCIAL CHARACTERISTICS                                   3

PAST & PROJECTED ECONOMIC CONDITIONS                                     3

FINANCIAL CONDITION OF INSTITUTION                                       3

        Balance Sheet Trends                                             3

        Asset/Liability Management                                       4

        Income and Expense Trends                                        9

        Regulatory Capital Requirements                                 10

        Lending                                                         10

        Nonperforming Assets                                            15

        Loan Loss Allowance                                             16

        Mortgage Backed Securities and Investments                      18

        Savings Deposits                                                19

        Borrowings                                                      20

        Subsidiaries                                                    20

        Legal Proceedings                                               20

EARNINGS CAPACITY OF THE INSTITUTION                                    20

        Asset-Size-Efficiency of Asset Utilization                      21

        Intangible Values                                               21

        Effect of Government Regulations                                21

        Office Facilities                                               21

FERGUSON & COMPANY
------------------

                          TABLE OF CONTENTS - CONTINUED

                   First Federal Savings and Loan Association
                           Sistersville, West Virginia



                                                                     PAGE
                                                                     ----

SECTION II - MARKET AREA                                               1

DEMOGRAPHICS                                                           1

SECTION III - COMPARISON WITH PUBLICLY TRADED THRIFTS                  1

COMPARATIVE DISCUSSION                                                 1

        Selection Criteria                                             1

        Profitability                                                  2

        Balance Sheet Characteristics                                  2

        Risk Factors                                                   3

        Summary of Financial Comparison                                3

FUTURE PLANS                                                           3

SECTION IV - CORRELATION OF MARKET VALUE                               1

MARKETABILITY & LIQUIDITY OF STOCK TO BE ISSUED                        1

        Financial Aspects                                              1

        Market Area                                                    3

        Management                                                     3

        Dividends                                                      3

        Liquidity                                                      3

        Thrift Equity Market Conditions                                4

WEST VIRGINIA ACQUISITIONS                                             4

FERGUSON & COMPANY
------------------

                          TABLE OF CONTENTS - CONTINUED

                   First Federal Savings and Loan Association
                           Sistersville, West Virginia



                                                                           PAGE
                                                                           ----

SECTION IV - CORRELATION OF MARKET VALUE - continued

EFFECT OF INTEREST RATES ON THRIFT STOCK                                     5

        Adjustments Conclusion                                               7

        Valuation Approach                                                   7

        Valuation Conclusion                                                 8

FERGUSON & COMPANY
------------------

                                 LIST OF TABLES

                   First Federal Savings and Loan Association
                           Sistersville, West Virginia


TABLE
NUMBER                                    TABLE TITLE                                     PAGE
------                                    -----------                                     ----

                SECTION I - FINANCIAL CHARACTERISTICS

       1        Selected Financial and Other Data                                         5
       2        Summary of Operations                                                     6
       3        Selected Operating Ratios                                                 7
       4        Loan Maturity Schedule                                                    8
       5        Net Portfolio Value                                                       9
       6        Regulatory Capital Compliance                                            10
       7        Analysis of Loan Portfolio                                               11
       8        Loan Activity                                                            12
       9        Average Balances, Yields, Costs                                          14
      10        Rate/Volume Analysis                                                     15
      11        Non-Performing Assets                                                    16
      12        Analysis of Allowance for Loan Losses                                    17
      13        Allocation of Allowance for Loan Losses                                  18
      14        Mortgage-backed Securities and Investments                               18
      15        Deposit Portfolio                                                        19
      16        Deposit Rates and Maturities                                             20

                SECTION II - MARKET AREA

       1        Key Economic Indicators                                                   3
       2        Summary of Building Permits                                               4
       3        Market Area Deposits - Tyler, Wetzel, Pleasants and Wood Counties         5
      3a        Market Area Deposits - Tyler and Wetzel Counties                          6


FERGUSON & COMPANY
------------------

                           LIST OF TABLES - continued

                   First Federal Savings and Loan Association
                           Sistersville, West Virginia


TABLE
NUMBER                                    TABLE TITLE                                    PAGE
------                                    -----------                                    ----

                SECTION III - COMPARISON WITH PUBLICLY
                TRADED THRIFTS

       1        Comparatives General                                                      4
       2        Key Financial Indicators                                                  5
       3        Pro Forma Comparisons                                                     6
       4        Comparative Selection                                                     8

                SECTION IV - CORRELATION OF MARKET VALUE

       1        Appraisal Adjustments to Earnings                                         2
       2        West Virginia Acquisitions Since January 1, 1995                          9
       3        Recent Conversions                                                       11
       4        Recent Pink Sheet Conversions                                            13
       5        Comparison of Pricing Ratios                                             15


                                       LIST OF FIGURES

FIGURE
NUMBER                                   FIGURE TITLE                                   PAGE
------                                   ------------                                   ----


                SECTION IV - CORRELATION OF MARKET VALUE

       1        SNL Index Since 1994                                                     16
       2        Interest Rates Last Six Months                                           17



FERGUSON & COMPANY
------------------

                                    EXHIBITS

                   First Federal Savings and Loan Association
                           Sistersville, West Virginia


                                  EXHIBIT TITLE

Exhibit I - Ferguson & Co., LLP. Qualifications

Exhibit II - Selected Region, State, and Comparatives Information

Exhibit III - First Federal Savings and Loan Association TAFS Report

Exhibit IV - Comparative Group TAFS and BankSource Reports

Exhibit V - Pro Forma Calculations

        Pro Forma Assumptions
        Pro Forma Effect of Conversion Proceeds at the Minimum of the Range Pro Forma Effect of Conversion Proceeds at the Midpoint of the Range Pro Forma Effect of Conversion Proceeds at the Maximum of the Range Pro Forma Effect of Conversion Proceeds at the SuperMax of the Range Pro Forma Analysis Sheet

                                    SECTION I
                            FINANCIAL CHARACTERISTICS

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------



                                  INTRODUCTION

        First Federal Savings and Loan Association of Sistersville, ("First Federal" or "Association") is a federally chartered, federally insured mutual savings and loan bank located in Sistersville (Tyler County), West Virginia. It was chartered in 1933 by the State of West Virginia, under the name Sistersville Building and Loan Association. The Association obtained its current name in 1934 and it obtained its insurance of accounts at the same time. The Association also became a member of the Federal Home Loan Bank System in 1934. On December 5, 1996, it adopted a plan to convert to a stock savings and loan association, via a standard mutual to stock conversion.

        Sistersville Bancorp, Inc. ("Sistersville" or "Holding Company") was organized in March 1997, to acquire all of the capital stock that the Association will issue upon its conversion from a mutual to stock form of ownership.

        At December 31, 1996, First Federal had total assets of $26.3 million, net loans of $21.6 million, mortgage-backed securities of $342 thousand, investment securities of $3.6 million, deposits of $21.2 million, and net worth of $4.7 million, or 18.08% of assets.

        The Association is a community oriented savings institution offering financial services to meet the needs of the communities it serves. The Association conducts business from its only office, located at 726 Wells Street, Sistersville, West Virginia.

        First Federal is a traditional thrift. It invests primarily in: (1) 1-4 family residential loans; (2) construction loans; (3) automobile loans; and (4) share loans. To a lesser degree, the Association will occasionally make commercial loans. The majority of the 1-4 family residential loans that are in the portfolio are fixed rate loans. Single family loans dominate the Association's loan portfolio. In recent years, First Federal has concentrated its single family lending on fixed rate loans. At December 31, 1996, gross loans on 1-4 family dwellings were $21.28 million and made up 81.05% of total assets and 94.89% of the net loan portfolio. Adjustable rate loans totaled a mere $49 thousand. Mortgage backed securities made up 1.31% of total assets. Cash and investment securities made up 14.23% of First Federal's assets at December 31, 1996.

        First Federal had $82 thousand in non-performing assets at December 31, 1996 (0.31% of total assets), as compared to $45 thousand at March 31, 1996 (0.17% of total assets), and $63 thousand as of March 31, 1995 (0.24% of total assets). The current level of nonperforming assets are so low that they are unlikely to affect earnings or capital.

        Savings deposits increased during the one year and nine months from March 31, 1995, to December 31, 1996, by $1.39 million. Between March 31, 1995 and March 31, 1996, the deposits increased from $19.8 million to $21.01 million, an increase of $1.28 million.

        The  Association's  capital  to assets  ratio has shown  steady  growth.
Equity capital increased by $199 thousand, or 4.40%, to $4.75 million at December 31, 1996, from $4.55 million at March 31, 1996. The equity increased $271 thousand, or 6.30%, at March 31, 1996, from $4.28 million at March 31, 1995. The increases were due mainly to sustained earnings between the periods.

        First Federal's profitability, as measured by return on average assets ("ROAA"), was above its peer group average of thrifts filing TFR's with the OTS, consisting of OTS supervised thrifts with assets from $25 million to $50 million (in 1993 First Federal was in the peer group with assets less than $25 million), with the exception of the calendar year ending December 31, 1995. For the

FERGUSON & COMPANY                                                   Section I.
------------------                                                   ----------

years ending December 31, 1993, 1994, and 1995, and the nine months ended September 30, 1996, First Federal ranked in the 62nd, 81st, 49th, and 66th percentile, respectively, in ROAA. In return on equity for the same periods, First Federal ranked in the 30th, 34th, 23rd, and 50th percentile, respectively.(1) The disparity between the peer rankings on ROAA and ROAE reflect the higher capital ratios of the institution. Definitely considered a "Well Capitalized" institution by any regulatory or analytical definition, with capital at 18.08% at December 31, 1996, the redundant capital position reduces the level of performance as measured by ROAE.


---------------------------
1 "TAFS" by Sheshunoff Information Services, Inc., as of September 30, 1996

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

                          I. FINANCIAL CHARACTERISTICS

PAST & PROJECTED ECONOMIC CONDITIONS

        Fluctuations in thrift earnings in recent years have occurred within the time frames as a result of changing temporary trends in interest rates and other economic factors. However, the year-to-year results have been upward while the general trends in the thrift industry have been improving as interest rates declined. Interest rates began a general upward movement during late 1993, followed by a decline in interest margins and profitability. Rates began a general decline in mid 1995. Since early 1996, rates have moved in a narrow band. From mid-March until early June there was a slight upward trend, with the spread between the short end and the long end increasing. Early July saw the jobless rate dip, and responding to inflation fears, the rates rose slightly. In late July, Greenspan's comments sparked a rise in the Dow-Jones, but rates remained steady. Mid-August's report on the rising CPI caused a slight increase in rates, but they remained within the narrow band. The recent pass by the Federal Reserve to raise rates provided some stability in rates and the equities market. However, more recent comments by Greenspan to Congress invoked fear and speculation in the market. Recently rates have been stable, and that stability has sparked a general upward trend in all equity markets.

        The general rise in the various equity markets has translated into overall gains in the thrift equity market. These factors, coupled with the circumstances of having fewer conversions in 1996, have had some dramatic results in the thrift equities market. The number of "conversion stock speculators" has grown as thrift and bank acquisitions have continued. The hope of a quick profit has many speculative dollars chasing fewer good conversion opportunities.

        The thrift industry generally is better equipped to cope with changing interest rates than it was in the past, and investors have recognized the demonstrated ability of the thrift industry to maintain interest margins in spite of rising interest rates. However, much of the industry is still a long lender and, for the most part, a short borrower. Periods of gradually rising interest rates can be readily managed, but periods of rapidly rising rates and interest rate spikes can negate, to a certain degree, the positive impact of adjustable rate loans and investments.

FINANCIAL CONDITION OF INSTITUTION

Balance Sheet Trends

        As Table I.1 shows, First Federal demonstrated a modest increase in assets during the four year and nine month period between March 31, 1992 and December 31, 1996. Assets have reflected an upward trend during that period, except for reflecting a loss in total assets between March 31, 1995 and March 31, 1996. Assets have grown from $20.68 million at March 31, 1992, to $21.28 million at March 31, 1993, to $23.79 million at March 31, 1994, and $26.05 million at March 31, 1995. Year end March 31, 1996 reflected a decline in total assets to $25.97 million, and then a resurgence to $26.26 million at December 31, 1996. The loan portfolio reflects an overall upward trend after March 31, 1993. Loans were $13.04 million at March 31, 1992, then they fell to $12.81 million at March 31, 1993, then increased to $14.20 million at March 31, 1994. Loans continued to increase to $17.69 million at March 31, 1995, and increased further to $20.04 million at March 31, 1996. In the period between March 31, 1996 and December 31, 1996, loans further increased to $21.64 million. Total earning assets have fluctuated in both dollar amounts and when expressed as a percent of total assets. At March 31, 1992, total earning assets were $20.26 million or 97.97% of

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

total assets. At March 31, 1993, total earning assets had grown to $20.91 million and were 98.24% of total assets. Then at March 31, 1994, total earning assets were $23.32 million, 98.05% of total assets, and at March 31, 1995, they were $25.55 million, or 98.08% of total assets. At March 31, 1996, earning assets were $25.28 million, or 97.34% of total assets. At December 31, 1996, earning assets were 25.62 million, 97.57% of total assets. The slight decline in earning assets as a percentage of total assets in the last three periods reflects the increase in fixed assets, caused mainly by the remodeling of their facility. The decrease in earning assets as a percentage of total assets would normally have a slight negative impact on earnings. However, First Federal's ratio of interest earning assets ("IEA's") to interest bearing liabilities ("IBL's") has been on a steady increase, reflecting 119.30%, 120.24% and 120.52%, at March 31, 1995, and 1996, and December 31, 1996, respectively (See Table I.10). This increase has offset the impact of the declining earning assets to total assets ratio. The increase in the IEA to IBL ratio was mainly facilitated by the steady increase in noninterest bearing liabilities, and increased equity accounts.

        Equity accounts increased steadily from $3.37 million at March 31, 1992, to $3.59 million at March 31, 1993, to $3.84 million at March 31, 1994, to $4.28 million at March 31, 1995 and then to $4.55 million at March 31, 1996. In the period between March 31, 1996 and December 31, 1996, equity accounts further increased to $4.75 million. During this period, net interest spread and net interest income have fluctuated in accordance with interest rates. Periods of higher interest rates produced lower net interest rate spreads, reflecting the impact of the Association's interest rate risk (See Table I.3). The net interest rate spread was 3.07%, 3.51%, 3.64%, 3.59%, and 3.19% at March 31, 1992, 1993,
1994, 1995 and 1996, respectively. For the nine months ended December 31, 1996, the net interest rate spread was 3.37%. Net interest income closely follows the spread and was $804 thousand at March 31 1992, $875 thousand at March 31, 1993, $946 thousand at March 31, 1994, $1,037 thousand at March 31, 1995, and $996 thousand at March 31, 1996. For the nine months ending December 31, 1996, net interest income was annualized at $1,060 thousand.

Asset/Liability Management

        Managing interest rate risk is a major and necessary component of the strategy used in operating a thrift. Most of a thrift's interest earning assets are long term, while most of the interest bearing liabilities have short to intermediate terms to contractual maturity. To compensate, asset/liability management techniques include: (1) making long term loans with interest rates that adjust to market periodically, (2) investing in assets with shorter terms to maturity, (3) lengthening the terms to maturities of savings deposits, and
(4) seeking to employ any combination of the aforementioned techniques artificially through the use of synthetic hedge instruments. Management of First Federal has take a rather passive approach to managing interest rate risk. That passive approach embodies the thought that maintaining sufficient capital, additional liquid assets, and a good earnings stream will ultimately protect them from increased interest rate risk, typically caused by rising interest rates. Table I.4 contains information on contractual loan maturities at December 31, 1996. However, this table must be read in conjunction with Table I.5. Table
I.5 shows the rate shock analysis of First Federal. Table I.5 provides rate shock information at varying levels of interest rate change and confirms the conclusion that First Federal is exposed to significant interest rate risk.

        The Association has extensive interest rate risk and would suffer major deterioration in profitability, as well an erosion in the value of its portfolio equity. A 400 basis point ("BP") rise in rates would cause the Association to lose 36% of its net portfolio value. A 300 BP rise in rates would cause the Association to lose 27% of its net portfolio value.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

        First Federal's approach to mitigating the interest rate risk has been to emphasize longer term certificates of deposits (See Table I.15). It has also increased investments in short and intermediate term investment securities. In addition, in the past, First Federal has used FHLB advances as an alternative source of funding where it is cost effective and prudent. These advances have served to lengthen the maturities of the liabilities. In addition, these advances are secured and not as likely to be called.



                  Table I.1 - Selected Financial and Other Data

                                                                                          Compound
                           December 31,                    At March 31,                   Growth
                                           ----------------------------------------------
                               1996          1996     1995     1994     1993     1992      Rate
                           --------------  --------------------------------------------------------

Total assets                      26,258     25,967   26,054   23,792   21,283    20,682      5.15
                                                                                             11.22
Loans receivable, net             21,635     20,039   17,686   14,205   12,814    13,044
                                                                                                NM
Mortgage-backed securities           342        377      437      502      630       756
                                                                                              1.07
Investments (1)                    3,643      4,859    7,430    8,620    7,464     3,464
                                                                                                NM
Cash - non-interest bearing           82         98       80       80       78        80      4.55

Savings deposits                  21,199     21,091   19,810   19,797   17,570    17,161
                                                                                                NM
Other borrowings                       -          -    1,685        -        -         -
                                                                                              7.46
Retained Earnings (2)              4,747      4,548    4,277    3,836    3,587     3,371


Number of:
Full service offices                   1          1        1        1        1         1
Real estate loans outstanding        489        482      447      417      395       393
Deposit accounts                   3,203      3,264    2,972    2,850    2,868     2,974

Source:  Offering Circular.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------



                        Table I.2 - Summary of Operations

                                       Nine Months
                                          Ended
                                       December 31,            Year Ended March 31,
                                      ---------------  -------------------------------------
                                       1996   1995      1996    1995   1994   1993   1992
                                                         (in thousands)

Interest Income                        $1,531  $1,474    $1,973 $1,878 $1,708 $1,690  $1,842

Interest Expense                         736     736       977    841    762    815   1,038
                                      ---------------  -------------------------------------

  Net Interest Income                    795     738       996  1,037    946    875     804
                                      ---------------  -------------------------------------

Provision for Loan Losses                  6       6         7     28     10     23      45
                                      ---------------  -------------------------------------
  Net interest income after
    provision for loan losses            789     732       989  1,009    936    852     759
                                      ---------------  -------------------------------------

Non-interest income:
  Loan fees and service charges           16      15        20     18     16     19      15
  Gain (loss) on sale of real
    estate, net                            4       1         -      4      2      5       3
  Gain (loss) on sale of
    investments, net                       -      (8)       (8)     -      -      -       -
  Other income                             1       2         4      4      2      1       4
                                      ---------------  -------------------------------------
    Total other income                    21      10        16     26     20     25      22
                                      ---------------  -------------------------------------

Non-interest expense:
  Compensation and employee benefits     310     291       393    377    419    335     314

  Occupancy and equipment                 57      37        53     42     32     23      35

  Deposit insurance premiums (1)         163      34        46     45     12     16      22

  Real estate owned operations             -       -         -      -      -      -       -

  Other general and administrative       162     151       203    215    171    167     163
                                      ---------------  -------------------------------------

    Total non-interest expense           692     513       695    679    634    541     534
                                      ---------------  -------------------------------------


Income before income taxes               118     229       310    356    322    336     247


Provision for federal income taxes        32      81       113    126     78    120     101
                                      ---------------  -------------------------------------

Net income before cumulative effect of
  change in accounting principal          86     148       197    230    244    216     146
                                      ---------------  -------------------------------------

Cumulative effect of change in acct.
  principal                                -       -         -      -      4      -       -
                                      ---------------  -------------------------------------

Net income                                86     148       197    230    248    216     146
                                      ===============  =====================================

(1) Includes a non-recurring expense of $129,000 for the nine months ended December 31, 1996 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund

Source:  Offering Circular.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


                      Table I.3 - Selected Operating Ratios

                                       Nine Months Ended
                                        December 31,(1)              At or For the Year Ended March 31,
                                     --------------------------------------------------------------------------
                                          1996      1995          1996     1995      1994      1993      1992
                                          ----      ----          ----     ----      ----      ----      ----


Return on average assets (net income
  divided by average total assets) (2)        0.44%     0.77%     0.77%     0.92%     1.10%     1.04%     0.72%



Return on average equity (net income
 divided by average equity) (2)               2.49      4.51      4.47      5.60      6.74      6.25      4.49

Average equity to average assets
  ratio (average equity divided by
  average total assets)                      17.67     17.10     17.22     16.51     16.38     16.55     15.99

Equity to assets at period end               18.08     17.65     17.51     16.42     16.12     16.85     16.30

Net interest rate spread                      3.37      3.14      3.19      3.59      3.64      3.51      3.07
Net yield on average interest
  earning assets                              4.17      3.93      3.98      4.25      4.29      4.27      4.03
Non-performing loans to total assets .        0.31      0.07      0.06      0.13      0.11      0.16      0.55
Average interest earning assets to
  average interest-bearing
  liabilities                               120.52    120.19    120.24    119.30    118.77    119.02    118.37
Net interest income after provision
  for possible loan losses, to total
  other expenses (2)                        114.00    140.42    140.83    148.53    147.63    157.49    142.13
Non-performing loans to total loans ..        0.38      0.09      0.08      0.19      0.18      0.27      0.87


(1) Ratios for the nine month periods are stated on an annualized basis. Such ratios and results are not necessarily indicative of results that may be expected for the full year.
(2) Includes a non-recurring expense of $129,000 for the nine months ended December 31, 1996 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund.

Source: Offering Circular.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


        The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are expected to mature or reprice within the year.

                       Table I.4 - Loan Maturity Schedule

                        1-4 Family
                        Real Estate
                         Mortgage   Construction   Consumer   Commercial     Total
                        ---------------------------------------------------------------
                                                (in thousands)

Non-Performing            $    82       $  --         $  --         $  --         $    82
Amounts due:
Within 3 months                14          --             327          --             341
3 months to 1 year              4          --              24          --              28
After 1 year
  1 to 3 years                 82          --             317          28             427
  3 to 5 years                301          --             415          --             716
  5 to 10 years             1,751          --              34          --           1,785
  10 to 20 years           11,575         120              --          --          11,695
  Over 20 years             6,716         638              --          --           7,354
                          ---------------------------------------------------------------
Total amount due           20,525         758           1,117          28          22,428
                          ---------------------------------------------------------------

Less:
Allowance for loan loss       130          --              32          --             162
Loans in process              159         390              --          --             549
Deferred loan fees             82          --              --          --              82
                          ---------------------------------------------------------------
Loan receivable, net      $20,154       $ 368         $ 1,085       $  28         $21,635
                          ===============================================================

Source:  Offering circular

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


                         Table I.5 - Net Portfolio Value


                           Net Portfolio Value                   NPV as % of PV of Assets
                 -----------------------------------------     -----------------------------
  Change             $           $               %
 in Rates         Amount      Change           Change           NPV Ratio         Change
------------     ----------  ----------    ---------------     ------------    -------------

  +400 bp            3,505    (1,979)           -36%              14.38%          -613 bp

  +300 bp            3,999    (1,486)           -27%              16.01%          -450 bp

  +200 bp            4,517      (968)           -18%              17.66%          -285 bp

  +100 bp            5,032      (453)            -8%              19.21%          -130 bp

   0 bp              5,485                                        20.51%

  -100 bp            5,756       271              5%              21.23%           +72 bp

  -200 bp            5,858       374              7%              21.45%           +94 bp

  -300 bp            5,923       438              8%              21.55%          +104 bp

  -400 bp            6,096       611             11%              21.96%          +145 bp


Source:  Offering Circular.



Income and Expense Trends

        First Federal was profitable for the five years ending March 31, 1996. However, the nine months ending December 31, 1996, was significantly less profitable than other periods. Profits were $146 thousand, $216 thousand, $248 thousand, $230 thousand, and $197 thousand at March 31, 1992, 1993, 1994, 1995, and 1996, respectively. The nine month period ending December 31, 1996, reflected profits of only $86 thousand. However, included in the period was a non-recurring expense of $129 thousand related to the SAIF assessment. As mentioned earlier, net interest spreads have remained relatively strong, and so has the basic earnings capacity of the Association. The ability to generate core earnings will improve with the anticipated infusion of capital generated by the Conversion.

        Non-interest income levels have remained relatively constant. As of March 31, 1992, noninterest income was $22 thousand (0.11% of total assets); at March 31, 1993, it was $25 thousand (0.12% of total assets); at March 31, 1994, $20 thousand (0.08% of total assets); at March 31, 1995, it was $26 thousand (0.10% of total assets); and at March 31, 1996, it was $16 thousand (0.06% of total assets). At the end of the nine month period ending December 31, 1996, noninterest income was $21 thousand, or .08% of total assets. The flat performance of the noninterest income was affected at year end March 31, 1995 by losses of $8 thousand on the sale of securities, which was recorded as negative noninterest income. The modest contribution of noninterest income to total income is more reflective of Management's reluctance to increase fees than of market conditions. In contrast, the trend in noninterest expense items has generally been subjected to less control. Noninterest expense, expressed as a percentage of average assets, has been increasing. It was 2.58% in 1992, 2.59% in 1993, 2.66% in 1994, 2.61% in 1995, and 2.67% in 1996. The nine months ending
December 31, 1996 show a noninterest expense of 2.85%. The 2.85% is adjusted for the SAIF assessment and annualized. Inclusion of the SAIF assessment would produce a much higher noninterest expense.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

Regulatory Capital Requirements

        As Table I.6 demonstrates, First Federal meets all regulatory capital requirements and meets the regulatory definition of a "Well Capitalized" institution. Moreover, the additional capital raised in the stock conversion will add to the existing capital cushion.

                    Table I.6 - Regulatory Capital Compliance


                                                                  Percent of
                                                                   Adjusted
                                            Amount                  Assets
                                                                  (1)(2)(3)
                                        ---------------         ---------------
                                           ( 000's)


GAAP Capital                                    $4,747                  18.08%

Tangible Capital:
Actual Capital                                   4,349                  16.82%
Regulatory requirement                             388                   1.50%
                                        ---------------         ---------------
        Excess                                   3,961                  15.32%


Core Capital
Actual capital                                   4,349                  16.82%
Regulatory requirement                             776                   3.00%
                                        ---------------         ---------------
        Excess                                                          13.82%
                                                 3,573

Risk-Based Capital
Actual capital                                   4,505                  36.09%
Regulatory requirement                             999                   8.00%
                                        ---------------         ---------------
        Excess                                  $3,506                  28.09%


(1) Tangible and Core Capital requirements are as a percent of tangible assets defined for regulatory purposes. Risk-Based Capital requirements is a percent of of Risk-Weight assets defined for regulatory purposes.
(2) Tangible assets for regulatory purposes totaled $25,720,000 at December 31, 1996.
(3) Total Risk-Weighted Assets for regulatory purposes totaled $12,484,000 at December 31, 1996

Source:  Offering Circular.

Lending

        Table I.7 provides an analysis of the Association's loan portfolio by type of loan security. This analysis shows that at December 31, 1996, First Federal's loan composition is still dominated by 1 - 4 family dwelling loans. Loans secured by 1 - 4 family dwellings total $20.53 million, or 91.52% of the total portfolio. In addition, there is $209 thousand, net, ($758 thousand less $549 thousand in LIP) in construction loans that are secured by 1 - 4 family units. They represent 0.93% of the total portfolio. In aggregate these two categories total 92.45% of total loans. Analysis of the other periods, March 31, 1995 and March 31, 1996, shows that in both periods, 1 - 4 family loans exceeded 92% of the total loan portfolio.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------
                             Table I.7 - Analysis of Loan Portfolio

                                         At December 31,                     At March 31,
                                    -------------------    ------------------------------------------------
                                             1996                   1996                     1995
                                    -------------------    -----------------------  -----------------------
                                      Amount     Percent      Amount      Percent      Amount      Percent
                                    -------------------    -----------------------  -----------------------
                                                                  (Dollars in Thousands)
Type of Loan
Real Estate Loans:
    Construction                    $   758        3.38%     $   359        1.73%     $   346        1.87%

    1-4 family                       20,525       91.52%      19,132       92.22%      17,043       92.11%

    Multi - family                     --          0.00%        --          0.00%        --          0.00%

    Commercial                         --          0.00%        --          0.00%        --          0.00%


Consumer loans:

    Home Equity                        --          0.00%        --          0.00%        --          0.00%

    Automobiles                         774        3.45%         786        3.79%         701        3.79%

    Savings accounts                    312        1.39%         405        1.95%         345        1.86%

    Education                          --          0.00%        --          0.00%        --          0.00%

    Other                                31        0.14%          26        0.13%          22        0.12%

Commercial                               28        0.12%          37        0.18%          46        0.25%
                                     ------------------       ------------------       ------------------

Total loans                          22,428      100.00%      20,745      100.00%      18,503      100.00%
                                              =========                 ========                 ========
Less:
 Loans in process                      (549)                    (467)                    (598)
 Deferred loan origination fees
   and costs                            (82)                     (83)                     (69)
 Allowance for possible loan
   losses                              (162)                    (156)                    (150)
                                 ----------                ---------                ---------
   Total loans, net               $  21,635                $  20,039                   17,686
                                 ==========                =========                =========

Type of Security Real estate loans:
1-4 family                           21,283       93.47%      19,491       92.28%      17,389       91.81%

Savings accounts                        312        1.37%         405        1.92%         345        1.82%

Automobiles                             774        3.40%         786        3.72%         701        3.70%

Unsecured                                31        0.14%          26        0.12%          22        0.12%

Other                                    28        0.12%          37        0.18%          46        0.24%
                                 -----------------------   ---------------------  ------------------------

Total Loans                          22,428       98.50%      20,745       98.22%      18,503       97.69%

Mortgage-backed securities              342        1.50%         377        1.78%         437        2.31%
                                 -----------------------   ---------------------  ------------------------
Total loans and mortgage-backed
  securities                         22,770      100.00%      21,122      100.00%      18,940      100.00%
                                              =========                 =========                =========

Less:
Loans in process                       (549)                   (467)                     (598)
Deferred loan origination fees
  and costs                             (82)                    (83)                      (69)

Allowance for loan losses              (162)                   (156)                     (150)
                                 ----------               ---------                 ---------
                                  $  21,977                $ 20,416                 $  18,123
                                 ==========               =========                 =========

Source:  Offering Circular.
                                       11

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


        Table I.8 provides information with respect to loan originations and repayments. It also clearly shows the continued emphasis on 1 - 4 residential loans. At March 31, 1995, of the $5.77 million in loans originated, $4.84 million, or 83.83%, were 1 - 4 residential. At March 31, 1996, of the $4.37 million loans originated, $3.64 million, or 83.22%, were one to four residential. At the nine months ending December 31, 1996, out of the $3.95 million in loans originated, the volume of 1 - 4 residential loans was $3.31 million, or 83.89%. Clearly these volumes of originations of 1 - 4 residential, fixed rate loans show the commitment the Association has to the fixed rate residential market. Management believes that this is their market niche. The information provided in the table also reveals that the Association has good net loan activity and is capable of increasing the loan portfolio.

        Table I.9 provides rates, yields, and average balances for the two years ended March 31, 1995, and 1996, and the nine months ending December 31, 1995, and 1996. Average yield on earning assets increased from 7.70% at March 31, 1995, to 7.89% at March 31, 1996, and to 8.02% at the end of the nine months ending December 31, 1996. Average rates paid on interest-bearing liabilities increased from 4.11% at March 31, 1995, to 4.70% at March 31, 1996, and was down slightly to 4.65% at the end of the nine months ending December 31, 1996. The net yield on interest earning assets went from 4.25% at March 31, 1995, to 3.98% at March 31, 1996, and to 4.17% at the nine months ending December 31, 1996. First Federal's spread changed from 3.59% at March 31, 1995, to 3.19% at March 31, 1996, and increased to 3.37% at December 31, 1996. However, the ratio of average interest earning assets ("IEA's") to average interest bearing liabilities ("IBL's") increased from 119.30% at March 31, 1995, to 120.24% at March 31, 1996, and rose to 120.52% by the end of the nine months ended December 31, 1996.



                            Table I.8 - Loan Activity

                                     Nine Months
                                   Ended December 31,       Year Ended March 31,
                               ----------------------------------------------------
                                  1996         1995           1996         1995
                               -----------  -----------    -----------  -----------
                                                 (in thousands)
Total gross loans receivable
  at beginning of period         $ 20,745     $ 18,503       $ 18,503     $ 15,252

Loans Originated
    1 to 4 family residential       2,026        1,736          2,099        2,704
    Commercial real estate
    Construction loans              1,285        1,357          1,540        2,131
    Consumer loans                    636          620            734          883
    Commercial business loans                                                   50
                               -----------  -----------    -----------  -----------
 Total loans originated             3,947        3,713          4,373        5,768

Loan principal repayments          (2,263)      (1,457)        (2,131)      (2,517)

Charge-offs                             0            0              0            0

Net loan activity                   1,684        2,256          2,242        3,251
                               -----------  -----------    -----------  -----------

Total gross loans receivable
at end of period                  $22,429      $20,759        $20,745      $18,503
                                  =======      =======        =======      =======

Source: Offering circular

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

        Table I.8 clearly demonstrates that First Federal is considered primarily a residential lender. The information shows that consumer type loans are granted in limited volumes, but they are not becoming more common and are not a growing portion of the loan portfolio.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

                 Table I.9 - Average Balances, Yields and Costs

                            Nine Months Ended December 31,                   Year Ended March 31,               December 31,
                      ------------------------------------------- -------------------------------------------
                              1996                  1995                  1996                  1995                1996
                      --------------------- --------------------- --------------------- --------------------- -----------------
                                      Average                  Average                 Average                  Average
                     Average           Yield/ Average           Yield/ Average          Yield/ Average           Yield/       Yield/
                      Balance Interest  Cost  Balance Interest  Costs  Balance Interest  Cost  Balance Interest  Cost  Balance Cost
                      ------- --------  ----  ------- -------- -----   ------- --------  ----  ------- --------  ----  ------- ----
                                                                  (in thousands)

Interest-earning
assets:
 Loans receivable(1) $20,856   $1,342  8.58%  $18,776  $1,222  8.68%  $19,037 $1,662   8.73% $16,155 $1,435  8.88%  $21,635   8.65%

 Investment
  securities (2)       4,226      169  5.33%    5,854     229  5.22%    5,574    281   5.04%   7,779    412  5.30%   3,643    5.53%

  Mortgage -
    backed
    securities           359       20  7.43%      413      23  7.43%      406     30   7.39%     465     32  6.88%     342    7.02%
                      ----------------------  ----------------------- ---------------------- --------------------- ----------------
Total int. -
  earning assets       25,441   1,531  8.02%   25,043   1,474  7.85%   25,017  1,973   7.89%  24,399  1,879  7.70%  25,620    8.19%
                              -------                 -------          -------------                 ------
Non-interest -
  earning assets          663                     532                     565                    468                   638
                      -------                 -------                 -------                -------               -------
Total assets          $26,104                 $25,575                 $25,582                $24,867               $26,258
                      =======                 =======                                        =======               =======
Interest - bearing
liabilities:
  Regular savings
    deposits            8,422     254  4.02%    8,292     249   4.00%   8,252    329   3.99%  10,130    408  4.03%   8,507    4.00%

  NOW accounts            979      25  3.40%      858      21   3.26%     879     27   3.07%     734     23  3.13%   1,000    3.25%
  Money market
    demand              1,646      46  3.73%    1,917      53   3.69%   1,856     69   3.72%   2,645    100  3.78%   1,613    3.50%
  Time deposits        10,063     411  5.45%    9,264     392   5.64%   9,430    531   5.63%   6,521    288  4.42%  10,079    5.74%
                      ----------------------  ----------------------- ---------------------- --------------------- ----------------
                       21,110     736  4.65%   20,331     715   4.69%  20,417    956   4.68%  20,030    819  4.09%  21,199    4.75%
                      ----------------------  ----------------------- ---------------------- --------------------- ----------------
  Short -term
    borrowings              0       0     0%      506      21   5.53%     390     21 % 5.38%     421     22  5.23%       -       0%
                      ----------------------  ----------------------- ---------------------- --------------------- ----------------
Total interest -
  bearing liab.       $21,110    $736  4.65%  $20,837    $736   4.71% $20,806   $977   4.70% $20,451   $841  4.11% $21,199    4.75%
                      ---------------         ----------------        ---------------        --------------        ---------
Noninterest -
  bearing liab.           382                     323                     371                    310                   312
                      -------                 -------                 -------                -------               -------
Total Liabilities    $ 21,492                $ 21,160                 $21,177                 20,761               $21,511
                      =======                 =======                =======                =======               =======

Retained Earnings(3)    4,612                   4,302                   4,405                  4,106                 4,747
                      -------                 -------                 -------                -------               -------
Total liabilities and
   retained earnings  $26,104                 $25,462                 $25,582                $24,867               $21,511
                      =======                 =======                 =======                =======               =======
Net interest income              $795                    $738                   $996                 $1,038
                              =======                 =======                =======                =======
Interest rate
  spread(4)                            3.37%                    3.14%                  3.19%                 3.59%            3.43%

Net yield on interest -
earning assets(5)                      4.17%                    3.93%                  3.98%                 4.25%            3.25%
Ratio of average
  interest - earning
  assets to average
  interest - bearing
  liabilities                        120.52%                  120.19%                120.24%               119.30%          120.85%

-
(1) Average balances include non-accrual loans.
(2) Includes interest - bearing deposits in other financial institutions, FHLB stock and FHLMC stock
(3) Includes unrealized gain on securities available for sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest - earning assets and the average cost of interest - bearing liabilities.
(5) Net yield on interest - earning assets represents net interest income as a percentage of average interest - earning assets.

Source: Offering circular

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


        Table I.10 provides a rate volume analysis, measuring differences in interest earning assets ("IEA's") and interest bearing liabilities ("IBL's"), and the interest rates thereon, comparing the years ended March 31, 1994, 1995, and 1996, and the nine months ending December 31, 1995 and 1996. The table shows that of the $91.0 thousand increase in income between 1994 and 1995, a positive $167.0 thousand can be attributed to volume, and a negative $48.0 thousand can be attributed to rate, and a negative $28.0 thousand to Rate/Volume (changes in rate multiplied by the change in average volume.) In the 1995 to 1996 comparison, income decreased $42.0 thousand. This was the net result of a $121.0 thousand increase in income due to volume, and a $163.0 thousand decrease due to rates. In this period there was no adjustment due to Rate/Volume. In the nine months ending December 31, 1996, income increased $74.0 thousand, and was the result of a positive $83.0 thousand due to volume, a negative $5.0 thousand due to rate and a negative $4.0 thousand due to Rate/Volume.



                        Table I.10 - Rate/Volume Analysis

                           Nine Months Ended                         Year Ended March 31,
                              December 31,
                    ------------------------------------ ---------------------------------  ------------------------------------
                             1996 vs. 1995                        1996 vs. 1995                         1995 vs. 1994
                    ------------------------------------ -------------------- ------------  ------------------------------------
                           Increase (Decrease)(3)              Increase (Decrease)                  Increase (Decrease)
                                 Due to                             Due to                                 Due to
                    ------------------------------------ -------------------- ------------  ------------------------------------
                                         Rate/                              Rate/                               Rate/
                    Volume     Rate      Volume     Net  Volume     Rate    Volume    Net      Volume  Rate     Volume    Net
                    ------     ----     ------      ---  ------     ----    ------    ---      ------  ----     ------    ---

Interest-earning
assets
Loans receivable(1)    $181   $  (19)   $  (2)   $ 160    $(256)   $ (25)   $  (4)   $ 227    $ 270   $ (121)   $ (25)   $ 124
Investment
securities(2)           (85)       6       (2)     (81)    (117)     (20)       6     (131)     (14)      73       (3)      56
Mortgage-backed
securities               (4)    --                  (4)      (4)       2                (2)      (7)      (2)               (9)
                      --------------------------------    --------------------------------    --------------------------------
  Total
interest-earning
assets                 $ 92   $  (13)   $  (4)   $  75    $ 135    $ (43)   $   2    $  94    $ 249    $ (50)   $ (28)   $ 171
                      ================================    ================================    ================================

Interest-bearing
liabilities
Savings deposits      $  37    $  (8)   $  --    $  29    $  16    $ 119    $   2    $ 137    $  60    $  (2)   $  --    $  58
Short-term
borrowings              (28)      --       --      (28)      (2)       1       --       (1)      22       --       --       22
                      --------------------------------    --------------------------------    --------------------------------
  Total
  interest-bearing
   liabilities        $   9    $  (8)   $  --    $   1    $  14    $ 120    $   2    $ 136    $  82    $  (2)   $  --    $  80
                      ================================    ================================    ================================

Net change
interest income       $  83    $  (5)   $  (4)   $  74    $ 121    $(163)   $  --    $ (42)   $ 167    $ (48)   $ (28)   $  91
                      ================================    ================================    ================================

Source:  Offering Circular.

Non-performing Assets

        As shown in Table I.11, First Federal's total non-performing assets as of December 31, 1996, were $82 thousand and represented .38% of total loans and
 .31% of total assets. As of December 31, 1996, the nonperforming assets did not include any real estate acquired in settlement of loans. As of March 31, 1996, nonperforming assets were $45 thousand of which $16 thousand can be attributed to loans and $29 thousand to real estate acquired in settlement of loans. During that period, nonperforming loans were .08% of total loans and .06% of total assets and total nonperforming assets were .17% of total assets. The limited amount of nonperforming assets in relation to total assets and to capital makes it improbable that these levels of problem loans and assets will have significant impact on future earnings or capital.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------



                       Table I.11 - Non-Performing Assets

                                            At December 31,             At March 31,
                                            ----------------  ----------------------------------
                                                 1996              1996              1995
                                            ----------------  ----------------  ----------------
                                                               (in thousands)

Loans accounted for on a non-accrual basis:
Mortgage loans:
     1-4 family                             $            16   $            16   $            34
     Construction                                         -                 -                 -
                                            ----------------  ----------------  ----------------
Total non-accrual loans                                  16                16                34
                                            ----------------  ----------------  ----------------
Accruing loans greater than 90 days past
due
Mortgage loans:
     1-4 family                                          66                 -                 -
                                            ----------------  ----------------  ----------------
Total                                       $            66   $             -   $             -
                                            ================  ================  ================
Total non-performing loans                  $            82   $            16   $            34
                                            ================  ================  ================
Real estate acquired in settlement of loans $             -   $            29   $            29
                                            ================  ================  ================
Other non-performing assets                 $             -   $             -   $             -
                                            ================  ================  ================
Total non-performing assets                 $            82   $            45   $            63
                                            ================  ================  ================

Total non-performing loans to total loans        0.38%             0.08%             0.19%
Total non-performing loans to total assets       0.31%             0.06%             0.13%
Total non-performing assets to total assets      0.31%             0.17%             0.24%

Source:  Offering Circular.

Classified Assets

        When an institution classifies problem assets as either substandard ("II") or doubtful ("III"), it may establish general allowances for possible loan losses in amounts that are deemed prudent by Management. When an asset is classified as a loss ("IV"), the institution is required to either charge the asset off, or establish a specific reserve equal to 100% of the portion considered loss. A portion of the general reserve may be used to provide coverage for assets classified substandard or doubtful. At December 31, 1996, the Association had $10 thousand in assets classified as special mention, which require no reserves, and $76 thousand classified as substandard. The Association had no assets classified doubtful or loss.

Real Estate Acquired in Settlement of Loans

        Real estate that is acquired in settlement of loans is carried on the balance sheet separately. It is carried at a value that is the lower of the institution's investment in the property or its fair value minus the estimated cost of sale. The Association had no real estate acquired in settlement of loans at December 31, 1996.

Loan Loss Allowance

        Table I.12 provides an analysis of First Federal's loan loss allowance. The loan loss allowance is 0.72% of total loans outstanding as of December 31, 1996, which is down slightly from the 0.75% as of March 31, 1996, and the 0.81% reported as of March 31, 1995. As of the nine months ending December 31, 1996, the allowance for loan losses was 198% of nonperforming assets. This was down from the 347% of nonperforming assets reported at March 31, 1996, and also down from the 238% reported March 31, 1995. Table I.2 shows that provisions for loan losses

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


were $28 thousand at March 31, 1995, $7 thousand at March 31, 1996, and for the nine months ending December 31, 1996, the provision for loan losses was $6 thousand. Given the secured nature of the loan portfolio, and in light of historical losses, the loan loss allowance is considered adequate.

               Table I.12 - Analysis of Allowance for Loan Losses

                                                At
                                           December 31,            At March 31,
                                           -------------   -----------------------------
                                               1996            1996           1995
                                           -------------   -------------  --------------
Total gross loans outstanding              $     22,429    $     20,745   $      18,503
                                           =============   =============  ==============
Average gross loans outstanding(1)         $     21,928    $     20,002   $      17,232
                                           =============   =============  ==============

Allowance balances (at beginning of
period)                                    $        156    $        150   $         122
Provision (credit):
    Residential                                       3               3              15
    Commercial real estate                            -               -               -
    Consumer                                          3               3              13
Net Charge-offs (recoveries)(1):
    Residential                                       -               -               -
    Commercial real estate                            -               -               -
    Consumer                                          -               -               -
                                           -------------   -------------  --------------
Allowance balance (at end of period)       $        162    $        156   $         150
                                           =============   =============  ==============
Allowance for loan losses as a percentage
    of total loans outstanding                    0.72%           0.75%           0.81%
Allowance for loan losses as a percentage
    of non-performing assets(2)                    198%            347%            238%
Net loans charged off as a percentage
    of average loans outstanding(1)                  0%              0%              0%

(1) For nine month period ended December 31, 1996 and for the years ended March 31, 1996 and 1995.
(2) Non-performing assets include non-accrual loans, accruing loans more than 90 days past due and real estate acquired in settlement of loans.

Source:  Offering Circular.



        Table I.13 shows the allocation of the loan loss allowance among the various loan categories for the years ending March 31, 1996, 1995, 1994, and the nine months ending December 31, 1996. The allocation appears reasonable given the composition of the loan portfolio.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


                 Table I.13 - Allocation of Loan Loss Allowance

                          At
                     December 31,                           At March 31,
                   -----------------   --------------------------------------------------------
                         1996               1996                1995               1994
                   -----------------   -----------------  -----------------   -----------------
                             % of                % of               % of                % of
                            Loans in           Loans in            Loans in           Loans in
                             Each                Each               Each                Each
                            Category           Category            Category           Category
                            to Total           to Total            to Total           to Total
                    Amount   Loans     Amount   Loans      Amount   Loans     Amount   Loans
                    ------   -----     ------   -----      ------   -----     ------   -----
Mortgages:
    1-4 family     $    130   91.52 %  $   126    92.22 % $    123   92.11 %  $   109    92.62 %
    Construction          -    3.38          -     1.73          -    1.87          -     3.86
Consumer                 32    4.98         30     5.87         27    5.77         12     3.52
Commercial                -    0.12          -     0.18          -    0.25          -        -
                   ----------------    ----------------   ----------------    ----------------
Total              $    162  100.00 %  $   156   100.00 % $    150  100.00 %  $   121   100.00 %
                    ================    ================   ================    ================

Source:  Offering Circular

        The preceding table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

Mortgage-Backed Securities and Investments

        Table I.14 provides a breakdown of mortgage-backed securities and investments as of December 31, 1996. Notable is the lack of dependency on mortgage-backed securities. The major portion of the Associaton's investments are interest bearing deposits and US Government Securities.

             Table I.14 - Mortgage-backed Securities and Investments

                                                    As of December 31, 1996
                       ---------------------------------------------------------------------------------------------
                        One Year or     One to Five          Five to Ten      More than         Total Investment
                           Less            Years                Years         Ten Years            Securities
                       --------------  ----------------- ----------------- ---------------- ------------------------
                       Carrying Average Carrying Average Carrying Average  Carrying Average Carrying Average Market
                       Value    Yield    Value   Yield    Value   Yield    Value    Yield    Value   Yield   Value
                       --------------  ----------------- ----------------  ---------------- ------------------------
                                                     (dollars in thousands)
Investment Securities:
US government
  securities
  available for
  sale(2)              $    -      - %  $1,477    5.08 %  $    -       - %  $          - % $1,477    5.08 % $1,477
FHLMC Stock(2)            648   1.23         -       -         -       -        -      -      648    1.23      648
Interest-bearing
  deposits in
  other financial
  institutions(1)       1,335   5.52         -       -         -       -        -      -    1,335    5.52    1,335
FHLB Stock(1)             183   6.28         -       -         -       -        -      -      183    6.28      183
                       -------------    --------------    --------------    ------------   --------------   ------
Total                  $2,166   5.53 %  $1,477    5.08 %  $    -       - %  $   -      - % $3,643    5.53 % $3,643
                       =============    ==============    ==============    =============  ==============   ======

(1) Recorded at cost
(2) Recorded at market value
Source:  Offering circular

        Table I.14 shows that at December 31, 1996, the Association had $1.48 million in US Government Securities and $648 thousand in FHLMC stock, all which was classified as "Held for Sale." The interest bearing deposits, which have short maturities, are used to provide liquidity and mitigate some of the interest rate risk.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

        Mortgage backed securities have been used very sparingly by Management to supplement the demand for loan products. As such, the MBS's are classified as "Held to Maturity".

                         Table I.15 - Deposit Portfolio

        Deposits in the Association at December 31, 1996, were represented by the various types of deposit programs described below.

                                                                Balance
                                                    Minimum      as of     Percentage
                                          Interest  Balance   December 31,  of Total
 Category                       Term      Rate (1)   Amount       1996      Deposits
 --------                       ----      --------   ------       ----      --------

NOW Accounts                 None            3.25%        $50       $1,000       4.72%
Regular Savings              None            4.00%          1        8,507      40.12%
Money Market Accounts        None              (2)        (2)        1,612       7.60%
Certificates of Deposit:
 Fixed Term, Fixed Rate    1-3 months        0.00%                               0.00%
                                                            -            -
 Fixed Term, Fixed Rate    4-6 months        4.75%      2,500          980       4.62%
 Fixed Term, Fixed Rate    7-12 months      (3)           500        2,940      13.86%
 Fixed Term, Fixed Rate    13-24 months     (4)           500        1,711       8.07%
 Fixed Term, Fixed Rate    25-36 months     (5)           500        2,282      10.76%
 Fixed Term, Fixed Rate    36-48 months      5.63%        500          264       1.24%
 Fixed Term, Fixed Rate    49-120 months     5.87%        500        1,903       8.97%
Jumbo Certificates (6)                          --          -            -       0.00%
                                                              -------------------------
                                                                    21,199      99.97%
Accrued Interest                                                         7       0.03%
                                                              -------------------------
                                                                   $21,206     100.00%
                                                              =========================

(1)     Interest rates as of December 31, 1996
(2)     Under $2,500: 3.50%; over $2,500: 3.75%
(3)     9 month Certificate: 4.9% ; other 7-12 month 5.10%
(4)     18 month IRA: 5.25% ; other 13-24 month 5.20%
(5)     36 month IRA: 5.50% ; other 25-36 month 5.35%
(6)     The  association  offers  has no  specified  rates  or terms  for  Jumbo
        Certificates

Source:  Offering circular

Savings Deposits

        At December 31, 1996, First Federal's deposit portfolio of $21.2 million was composed as follows: total transaction type accounts--$2.6 million, or 12.32%; savings deposits and passbook account--$8.5 million, 40.12%; and certificate accounts--$10.1 million, or 47.56%. As of December 31, 1996, the Association had no Jumbo Certificates of Deposit. (See Table I.15 above.) The most notable thing about the Association's deposit structure is the high percentage of deposits that are in savings accounts. The Association pays above market for the accounts, but has produced a very reasonable liability yield/cost by so doing.

        Table I.16 displayed below shows the totals of certificates of deposits and the maturities by year with rate ranges at the year ending December 31, 1996. The rate section of Table I.16 clearly shows that Management has extended the term on a portion of the certificates, and by extending the maturities has reduced some of the interest rate risk. The majority of the certificates of deposit are concentrated in rates between 4.00% and 6.00%. At December 31, 1996, $7.9 million or 78.18% of the certificates were due within two years. Another $1.03 million, or 10.25%, were due within three years and $1.16 million, or 11.51%, have maturities in excess of three years.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------


                 Table I.16 - Time Deposit Rates and Maturities

                                                                          After
                              December 31,  December 31,  December 31, December 31,
                                  1997          1998          1999         1999        Total
                              ------------------------------------------------------------------

Interest Rate
    4.00% or less                   $    -         $    -      $     -       $    -  $        -
    4.01 - 6.00%                     5,189          1,035          863          713       7,800
    6.01 - 8.00%                       497          1,164          171          447       2,279
    8.01 - 10.00%                        -              -            -            -           -
                              ------------------------------------------------------------------
            Total                    5,686          2,199        1,034        1,160      10,079
Accrued interest                                                                              7
                                                                                    ------------
                                                                                     $   10,086
                                                                                    ============

Source:  Offering Circular.

Certificates of Deposit Greater than $100,000

        First Federal has no Jumbo Certificates of Deposits as of December 31, 1996.

Borrowings

        At December 31, 1996, First Federal had no borrowings. However, at the year ending March 31, 1995, the Association had $1,685,000 in borrowings. Management considers borrowings a viable alternative funding source.

Subsidiaries

        At December 31, 1996, the Association had one inactive subsidiary.

Legal Proceedings

        From time to time, First Federal becomes involved in legal proceedings principally related to the enforcement of its security interest in real estate loans. In the opinion of the Management of the Association, no legal proceedings are in process or pending that would have a material effect on First Federal's financial position, results of operations, or liquidity.


EARNINGS CAPACITY OF THE INSTITUTION

        As in any interest sensitive industry, the future earnings capacity of First Federal will be affected by the interest rate environment. Historically, the thrift industry has performed at less profitable levels in periods of rising interest rates. This performance is due principally to the general composition of the assets and the limited repricing opportunities afforded even the adjustable rate loans. The converse earnings situation (falling rates) does not afford the same degree of profitability potential for thrifts due to the tendency of borrowers to refinance both high rate fixed rate loans and adjustable loans as rates decline.

        First Federal is no exception to the aforementioned paradox. With its current asset and liability structure, however, the effect of rising interest rates will have more negative impact on earnings due to the concentration of fixed rate loans in the composition of the Association's assets. However, the copious amount of capital now available, and the additional capital that will be infused as a result of the Conversion, will have a cushioning effect upon the interest rate risk.

FERGUSON & COMPANY                                                    Section I.
------------------                                                    ----------

        The addition of capital through the Conversion will allow First Federal to grow. As growth is attained, the leverage of that new capital should, from a ratio of expenses to total assets standpoint, reduce the operating expense ratio. However, growth and additional leverage will likely be moderate and well controlled in order to maintain the current acceptable risk levels inherent in the Association's asset base.

Asset-Size-Efficiency of Asset Utilization

        At its  current  size  and in its  current  asset  configuration,  First
Federal is an efficient operation. With total assets of approximately $26.26 million, First Federal has 11 full time equivalent employees. If current strategies are maintained, the additional volume of growth brought on by the Conversion can be handled by only minor increases in the current number of full time equivalent employees.

Intangible Values

        First Federal's greatest intangible value lies in its loyal deposit base. First Federal has a 64 year history of sound operations, controlled growth, and generally consistent earnings. The Association currently has 1.31% of the deposit market in its assessment area consisting of Tyler, Wetzel, Pleasants, and Woods counties. It has 5.94% of the deposit market in Tyler and Wetzel counties, and it has the ability to increase market share (see Table II.3 in Section II).

        First Federal has no significant intangible values that could be attributed to unrecognized asset gains on investments and real estate.

Effect of Government Regulations

        Government regulations will have the greatest impact in the area of cost of compliance and reporting. The Conversion will create an additional layer of regulations and reporting, and thereby increase the cost to the Association. Moreover, no future plans currently exist to make additional acquisitions, purchase additional branches, or complicate operations with matters that would add to reporting and regulatory compliance. However, economic situations change, and if an appropriate opportunity arises, it will be considered, and a proper request will be made of the regulators, if necessary.


Office Facilities

        First Federal has only one facility, located at 726 Wells Street, Sistersville, West Virginia.

                                   SECTION II
                                   MARKET AREA

FERGUSON & COMPANY                                                   Section II.
------------------                                                   -----------


                                 II. MARKET AREA

DEMOGRAPHICS

            First Federal Savings and Loan Association of Sistersville operates through one office located at 726 Wells Street, Sistersville, West Virginia.

            First Federal considers its primary Assessment Area to be Tyler, Wetzel, Pleasants, and Wood Counties of West Virginia. Table II.1 presents historical and projected trends for the United States, West Virginia, Tyler County, Wetzel County, Pleasants County, Wood County, and zip code, 26175, which includes Sistersville. The information addresses population, income, employment, and housing trends.

            As indicated in Table II, the population in the Association's assessment area increased from 1990 to 1996. Tyler County, Wood County and Zip Code 26175 experienced increases in population of 4.83%, 1.87% and 6.27%, respectively, while Wetzel and Pleasants Counties experienced decreases in population of 2.16% and .23%, respectively. During the same period, the population of West Virginia grew 2.28% and the United States population grew 6.67%. Population projections of the assessment area are expected to follow the same trends between 1996 and 2001, with growth rates of 3.71% for Tyler County, 1.48% for Wood County, and 4.41% for Zip Code 26175. Wetzel County projections show a decrease of 1.73% and Pleasants County a slight decrease of .19%.

            Comparing the 1996 estimated household income of the assessment area to the United States, we find that household income is less than that of the United States. Estimated household income for the United States is estimated at $34,530, while that of West Virginia is $22,208. Estimated household income for First Federal's assessment area is: Tyler County, $22,822; Wetzel County, $22,774; Pleasants County, $21,917; Wood County, $27,597; and zip code 26175,
$26,390. Between 1996 and 2001, household income in the United States is estimated to decrease 3.88%. Household income in West Virginia is estimated to decrease 10.78%. While the decrease in household income, from 1996 to 2001, is expected to be less than the state average in Tyler County (8.06%), Wood County (9.90%), and the zip code 26175 (8.13%), the remaining two counties expect decreases in household income of 15.93% (Wetzel) and 13.51% (Pleasants).

            Household income distribution in the area shows a pattern more typically seen in a manufacturing area with a large number of the households in the population earning between $15,000 and $50,000. In both Tyler and Pleasants Counties, 52% of the households are expected to have annual incomes between $15,000 and $50,000, and 54% of the population of Wood County fall within that range. Only Wetzel County has a population where less than 50% of the households have incomes between $15,000 and $25,000. However, in Wetzel County, 37% of the households have incomes less than $15,000, compared to 20% of the households in the United States. The number of households in that range in the remaining counties of the Association's assessment area are: Tyler County, 34%; Pleasants County, 34%; Wood County, 27%; and zip code 26175, 31%.

            Important to any financial institution that is in the business of financing homes is the growth in the number of households. Table II.1 shows that the prospects for the establishment of new households in the trade area follow the same pattern as the population growth. During the period from 1990 to 1996, Tyler, Wood, and Pleasants counties experienced growth of 4.99%,

FERGUSON & COMPANY                                                   Section II.
------------------                                                   -----------

1.88%, and 1.23%, respectively, while Wetzel County experienced a decline of 2.08% in the number of households. Overall, the number of households in the assessment area are expected to increase slightly from 1996 to 2001. Increases are expected in Tyler and Wood counties with slight decreases in households in Wetzel and Pleasants Counties.

            The number of building permits issued in Sistersville, both residential and commercial, has risen from 27 in 1995 to 51 in 1996. Building permit information was not available from other political subdivisions.

            When home ownership is compared to the Unites States, there is a higher incidence of home ownership in the trade area than in the United States. The percentage of homes occupied by the owner in the United States is 57.78%, but in the state of West Virginia, this percentage jumps to 65.28%. In First Federal's assessment area, the incidence of home ownership, ranges from a low of 66.99% in Wood County to 70.74% in the area including Sistersville (zip code 26175).

            In summary, the demographics of the assessment area indicate that the economic environment should remain relatively stable. Overall growth in the number of households along with the increase in the number of building permits issued should provide the Association with the opportunity to increase it residential lending.

            First Federal considers its assesment area the four county area including Tyler, Wetzel, Pleasants and Wood counties. The Association more typicallly draws deposits from Tyler and Wetzel counties. Table II.3 shows the breakdown of deposits for the assessment area. Table II.3a shows the same information for Tyler and Wetzel counties. Based on information publicly available on deposits as of September 30, 1996, there are $355.8 million in total deposits in the two counties. Banks controlled $195.2 million and credit unions $92.4 million. Savings Associations had a total of $68.2 million in deposits, and First Federal deposits were $21.1 million or 5.94%.

FERGUSON & COMPANY                                                   Section II.
------------------                                                   -----------

                        Table II.1 - Demographic Trends


                            Key Economic Indicators
   United States, West Virginia, Tyler, Wetzel, Pleasants, and Wood Counties,
                               and Zip Code 26175


===============================================================================================================================
                                                  United      West       Tyler        Wetzel  Pleasants     Wood         Zip
Key Economic Indicator                            States     Virginia   County      County     County      County       26175
-------------------------------------------------------------------------------------------------------------------------------

Total Population, 2001 Est ................    278,802,003   1,868,734    10,650     18,516      7,515      89,847       3,435
  1996 - 2001 Percent Change, Est .........           5.09        1.87      3.71      (1.73)     (0.19)       1.48        4.41
Total Population, 1996 Est ................    265,294,885   1,834,429    10,269     18,842      7,529      88,541       3,290
  1990 - 96 Percent Change, Est ...........           6.67        2.28      4.83      (2.16)     (0.23)       1.87        6.27
Total Population, 1990 ....................    248,709,873   1,793,477     9,796     19,258      7,546      86,915       3,096
-------------------------------------------------------------------------------------------------------------------------------
Household Income, 2001 Est ................         33,189      19,813    20,982     19,147     18,956      24,865      24,097
  1996 - 2001 Percent Change, Est .........          (3.88)     (10.78)    (8.06)    (15.93)    (13.51)      (9.90)      (8.13)
Household Income, 1996 Est ................         34,530      22,208    22,822     22,774     21,917      27,597      26,230
-------------------------------------------------------------------------------------------------------------------------------
Per Capita Income, 1990 ...................         16,738      10,520     9,692     11,228     10,733      13,306      10,998
-------------------------------------------------------------------------------------------------------------------------------
Household Income Distribution-2001 Est. (%)
  $15,000 and less ........................             20          34        34         37         34          27          31
  $15,000 - $25,000 .......................             16          20        19         16         21          18          17
  $25,000 - $50,000 .......................             34          31        33         32         31          36          36
  $50,000 - $100,000 ......................             24          13        14         14         12          18          15
  $100,000 - $150,000 .....................              4           1         1          1          2           2           1
  $150,000 and over .......................              2           1         0          1          1           1           0
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Unemployment rate, 1990 ...................           6.24       10.60     12.57      14.04       8.99        6.53       12.91
-------------------------------------------------------------------------------------------------------------------------------
Median Age of Population, 1996 Est ........           34.3        37.3      37.7       37.7       37.5        37.8        38.2
Median Age of Population, 1990 ............           32.9        35.4      36.3       36.1       34.9        36.0        37.3
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Average Housing Value, 1990 ...............         79,098      55,073    45,346     53,065     53,725      57,274      47,496
-------------------------------------------------------------------------------------------------------------------------------
Total Households, 2001 Est ................    103,293,062     717,857     4,042      7,028      2,798      35,325       1,329
  1996 - 2001 Percent Change, Est .........           5.14        1.88      3.80      (1.72)     (0.18)       1.48        4.48
Total Households, 1996 ....................     98,239,161     704,638     3,894      7,151      2,803      34,811       1,272
  1990 - 96 Percent Change, Est ...........           6.84        2.34      4.99      (2.08)      1.23        1.88        6.44
Total Households, 1990 ....................     91,947,410     688,557     3,709      7,303      2,769      34,168       1,195
-------------------------------------------------------------------------------------------------------------------------------
Total Housing Units, 1990 .................    101,641,260     781,295     4,441      8,129      3,134      37,620       1,360
  % Vacant ................................          10.07       11.87     16.48      10.16      11.65        9.18       11.99
  % Occupied ..............................          89.93       88.13     83.52      89.84      88.35       90.82       88.01
     % By Owner ...........................          57.78       65.28     68.52      69.42      70.33       66.99       70.74
     % By Renter ..........................          32.15       22.85     15.00      20.42      18.03       23.84       17.28
===============================================================================================================================

FERGUSON & COMPANY                                                   Section II.
------------------                                                   -----------

                    Table II.2 - Summary of Building Permits



--------------------------------------------------------------------------------

                                              Year Ended December 31,
                                       --------------------------------------
                                         1996                    1995
                                       --------------        ----------------
                                               Value                   Value
                                       No.     ($000)          No.     ($000)
                                       --------------        ----------------

Residential and commercial
  combined .........................   51       $980           27       $516
                                       ==============          =============


--------------------------------------------------------------------------------



SOURCE:  City of Sistersville Building and Zoning Department

FERGUSON & COMPANY                                                   Section II.
------------------                                                   -----------

                       Table II.3 - Market Area Deposits
                   Tyler, Wetzel, Pleasants and Wood Counties

--------------------------------------------------------------------------------
                                                1996         1995         1994
                                            ----------   ----------   ----------
                                                       (in Thousands)

First Federal ...........................   $   21,144   $   20,505   $   20,344
                                            ----------   ----------   ----------
        Number of Branches ..............            1            1            1

Other Savings Associations ..............   $   52,392   $   52,985   $   58,838
                                            ----------   ----------   ----------
        Number of Branches ..............            3            3            3

Total Savings Association Deposits ......   $   73,536   $   73,490   $   79,182
                                            ----------   ----------   ----------
        Number of Branches ..............            4            4            4

Total Credit Union Deposits .............   $  328,999   $  330,745   $  347,589
                                            ----------   ----------   ----------
        Number of Branches ..............           17           17           17

Total Bank Deposits .....................   $1,205,579   $1,173,471   $1,158,062
                                            ----------   ----------   ----------
        Number of Branches ..............           38           40           41

        Total Market Area Deposits ......   $1,608,114   $1,577,706   $1,584,833
                                            ==========   ==========   ==========

First Federal - Market Share
        To Total Market Area Deposits            1.31%        1.30%        1.28%
--------------------------------------------------------------------------------


Source:  BranchSource, a product of Sheshunoff Information Services, Inc.

FERGUSON & COMPANY                                                   Section II.
------------------                                                   -----------

                       Table II.3a - Market Area Deposits
                         Tyler and Wetzel Counties only

--------------------------------------------------------------------------------


                                                 1996        1995        1994
                                               ---------------------------------
                                                        (in Thousands)

First Federal ..............................   $ 21,144    $ 20,505    $ 20,344
                                               --------------------------------
        Number of Branches .................          1           1           1

Other Savings Associations .................   $ 47,096    $ 47,062    $ 52,078
                                               --------------------------------
        Number of Branches .................          2           2           2

Total Savings Association Deposits .........   $ 68,240    $ 67,567    $ 72,422
                                               --------------------------------
        Number of Branches .................          3           3           3

Total Credit Union Deposits ................   $ 92,404    $ 99,288    $ 91,439
                                               --------------------------------
        Number of Branches .................          2           2           2

Total Bank Deposits ........................   $195,162    $187,197    $184,432
                                               --------------------------------
        Number of Branches .................         13          13          12

        Total Market Area Deposits .........   $355,806    $354,052    $348,293
                                               ================================

First Federal - Market Share
        To Total Market Area Deposits ......       5.94%       5.79%       5.84%
--------------------------------------------------------------------------------


Source:  BranchSource, a product of Sheshunoff Information Services, Inc.

                                   SECTION III
                            COMPARISON WITH PUBLICLY
                                 TRADED THRIFTS

FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------


                  III. COMPARISON WITH PUBLICLY TRADED THRIFTS

COMPARATIVE DISCUSSION

        This section presents an analysis of First Federal relative to a group of 11 publicly traded thrift institutions ("Comparative Group"). Such analysis is necessary to determine the adjustments that must be made to the pro forma market value of First Federal's stock. Table III.1 presents a listing of the comparative group with general information about the group. Table III.2 presents key financial indicators relative to profitability, balance sheet composition and strength, and risk factors. Table III.3 presents a pro forma comparison of First Federal to the comparative group. Exhibits III and IV contain selected financial information on First Federal and the comparative group. This information is derived from quarterly TFR's filed with the OTS. The selection criteria and comparison with the Comparative Group are discussed below.

Selection Criteria

        Ideally, the comparative group would consist of thrifts in the same geographic region with identical local economies, asset size, capital level, earnings performance, asset quality, etc. However, there are few comparably sized institutions with stock that is liquid enough to provide timely, meaningful market values. Therefore, we have selected a group of comparatives that are listed on either the American Stock Exchange ("AMEX"), or NASDAQ. We excluded companies that are apparent takeover targets and companies with unusual characteristics that tend to distort both mean and median calculations. For example, we have excluded all companies with losses during the trailing 12 months. We have also excluded mutual holding companies (see Exhibit II.1).

        The principal source of data was SNL Securities, Charlottesville, Virginia. There are approximately 421 publicly traded thrifts listed on NYSE, AMEX, or NASDAQ (see Exhibit I.1). In developing statistics for the entire country, we eliminated certain institutions that skewed the results, in order to make the data more meaningful:

          o We eliminated companies with losses,
          o We eliminated  companies with price earnings ratios in excess of 25,
          o We eliminated all merger targets,
          o We eliminated companies that had not reported as a stock institution for one complete year, and
          o We eliminated mutual holding companies.

        The resulting group of approximately 280 publicly traded thrifts is included in Exhibit II.1.

        Because of the limited number of similar size thrifts with sufficient trading volume, we refined the search looking for members of the comparative group among thrifts with assets between $25 million and $126 million. From that group we then eliminated the following:

          o Companies  with earnings that were not  meaningful,
          o Companies  with ROAA in  excess  of 1.5%,
          o Companies  with  nonperforming  assets in excess of 1.5%,
          o Companies with loans less than 40% of total assets and loans greater than 85% of total assets,
          o Companies  that were insured by BIF, and
          o Companies that did not match the subject thrift for specific reasons that are listed.

FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------

        The result was a group of 11 thrifts (See Table III.4). Normally, we consider 10 to be the desired sample, but provided the extra comparative in case there are changes before this Conversion is completed.

        The selected group of comparatives has sufficient trading volume to provide meaningful price data. Eight of the comparative group members are located in the Midwest, two in the Southeast, and one in the Southwest. Two of the group are located in Ohio, two in Missouri, and one each in Iowa, Minnesota, South Carolina, Louisiana, Mississippi, Kentucky, and Wisconsin. With total assets of approximately $26.3 million, First Federal is much smaller than the group selected, which has average assets of $93.0 million and median assets of $96.5 million. Smaller institutions were available in the "Pink Sheets," but there is limited information in that data base, and the liquidity of stocks in the "Pink Sheets" is less than desired for adequate comparisons.

Profitability

        Using the comparison of profitability components as a percentage of average assets, First Federal was above the comparative group in return on assets, 0.84% to 0.71%; and below the group in core income, 0.82% to 0.99% (see Table III.2). First Federal was also below the comparative group in other operating income, 0.11% to 0.46%. First Federal's net interest income was greater, 4.06% to 3.50%; and also above the group in operating expense, 3.53% to 2.39%. After conversion, deployment of the proceeds will provide additional income, and First Federal will compare even more favorably with the comparative group in terms of return on average assets, with a return of 1.07% at the midpoint of the appraisal range, and the average for the comparable group is 0.71% and the median 0.76%. Pro forma return on average equity is 3.46% at the midpoint, versus a mean of 4.30%, and median of 3.88% for the comparative group. The high post conversion equity position of First Federal makes it difficult to have a reasonable ROAE. The capital infusion has a positive impact on ROAA, but has adverse impact on ROAE.

Balance Sheet Characteristics

        The general asset composition of the Association is similar to that of the comparative group(see Table III.2). First Federal has a lower level of passive investments with 15.49% of its assets invested in cash, investments, and mortgage-backed securities, versus 35.27% for the comparative group. In the investment portfolio, the Association has 14.19% in cash and investment securities, and 1.30% in mortgage backed securities. The comparative group has a similar mixture with 25.73% in cash and investments, and 9.54% in mortgage backed securities. First Federal has a higher percentage of its assets in loans at 82.39%, versus 62.63% for the comparative group. The Association's percentage of interest earning assets to interest bearing liabilities is slightly higher than that of the group. First Federal has 120.52%, and the comparative group averages 119.66%.

        The liability side differs mainly in that First Federal has no borrowings and higher percentage of deposits. First Federal funds its assets with, among other things, 80.73% deposits, and capital of 18.08% expressed as a percentage of total assets. On the other hand, the comparative group has deposits of 72.67%, borrowings of 10.40%, and capital of 15.84%. The group and the subject both have high levels of equity, (First Federal 18.08% vs. the group 15.84%). After the conversion, First Federal will have equity to assets of 30.83% at the midpoint.

FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------

Risk Factors

        Both First Federal and the comparative group have reasonable and controllable levels of non-performing assets, with the Association being lower than the comparative group, 0.31% to 0.61% of assets. However, both ratios are indicative of high quality assets. First Federal's loan loss allowance is 0.72% of net loans, which compares favorably with the comparative group's 0.61%. In the area of interest rate risk and the implications of one year gap to assets, the Association has not provided gap information; however, the dearth of adjustable rate loans and the significant loss of NPV as shown in Table I.5 is indicative of major interest rate risk. The comparative group has a negative 8.12%.

Summary of Financial Comparison

        Based on the above discussion of operational, balance sheet, and risk characteristics of First Federal compared with the group, we believe that First Federal's performance is equal to that of the comparative group. The infusion of additional capital by the Conversion, will only serve to improve the profitability of the institution, as measured by ROAA. As measured by ROAE, First Federal will perform at lower levels due to the capital levels.

FUTURE PLANS

        First Federal's future plans are to remain a well capitalized, profitable institution with good asset quality, a commitment to serving the needs of its trade area, and emphase lending. The current strategy, which is reflected in the business plan, emphasizes continuation of growth in residential lending. Management has determined that the niche for First Federal is to be the residential real estate lender of its assessment area. First Federal will continue to offer, on a limited basis, other type of consumer transactions, but the main emphasis will not change. Management recognizes that it will take time to invest the proceeds of its capital infusion in a manner consistent with its historical performance and current policy. During that period of time, Management is willing to accept a lower return on assets as well as a lower return on equity capital.

        First Federal has always adhered to a controlled growth policy, and in recent years, it has controlled its rates paid and overall spreads. In the recent past, First Federal has funded some of its growth with FHLB advances. The advances were used to control spreads and help control interest rate risk. The additional capital raised by the sale of Common Stock will initially be used to purchase short term investment securities. The Association's business plan projects that it will experience growth in loans, savings deposits, and liquidity.

        First Federal anticipates a conservative growth rate. The additional capital and the holding company would make the acquisition of another institution or branches a viable option, along with de nova branching. At this time there are no plans for acquisition of institutions or branches, however, if an economically viable opportunity arises, proper approval will be sought from the regulatory agencies.

        Increasing market penetration by increasing the number of services and products available, coupled with expanded marketing efforts and improved service, are the most likely methods to be employed to achieve growth.

FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------

                       Table III.1 - Comparative General



                                                                                Total                  Current Current
                                                                       Number   Assets                  Stock   Market
                                                                          of    ($000)                  Price   Value
Ticker Short Name                                  City          State Offices Mst RctQ   IPO Date        ($)    ($M)

ASBP   ASB Financial Corp.                         Portsmouth    OH         1   111,824   05/11/95       11.750  20.23
BDJI   First Federal Bancorporation                Bemidji       MN         5   109,729   04/04/95       18.750  13.14
CIBI   Community Investors Bancorp                 Bucyrus       OH         3    95,787   02/07/95       17.250  10.92
CZF    CitiSave Financial Corp                     Baton Rouge   LA         6    75,635   07/14/95       14.000  13.47
FFBS   FFBS BanCorp, Inc.                          Columbus      MS         3   127,125   07/01/93       22.000  34.44
HFSA   Hardin Bancorp, Inc.                        Hardin        MO         3    97,015   09/29/95       15.250  13.18
KYF    Kentucky First Bancorp, Inc.                Cynthiana     KY         2    87,874   08/29/95       11.750  15.72
MIFC   Mid-Iowa Financial Corp.                    Newton        IA         6   117,066   10/14/92        8.250  13.83
NSLB   NS&L Bancorp, Inc.                          Neosho        MO         2    58,394   06/08/95       16.000  11.78
NWEQ   Northwest Equity Corp.                      Amery         WI         3    96,518   10/11/94       14.000  13.01
SCCB   S. Carolina Community Bancshrs              Winnsboro     SC         3    45,919   07/07/94       20.000  14.11

Maximum                                                                     6   127,125                  22.000  34.44
Minimum                                                                     1    45,919                   8.250  10.92
Average                                                                     3    92,990                  15.364  15.80
Median                                                                      3    96,518                  15.250  13.47

Source: SNL Securities Inc. and F&C calculations.

FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------

                     Table III.2 - Key Financial Indicators



                                      First Federal       Comparative
                                      Sistersville          Group
                                      ------------          -----
Profitability
  (% of average assets)
Net income                                  0.84(*)        0.71
Net interest income                         4.06           3.50
Loss (recovery)  provisions                 0.03           0.03
Other operating income                      0.11           0.46
Operating expense                           3.53           2.39
Core income ( excluding gains
   and losses on asset sales)               0.82           0.99


Balance Sheet Factors
  (% of assets)
Cash and investments                       14.19          25.73
Mortgage-backed securities                  1.30           9.54
Loans                                      82.39          62.63
Savings deposits                           80.73          72.67
Borrowings                                   --           10.40
Equity                                     18.08          15.84
Tangible equity                            18.08          15.84


Risk Factors
  (%)
Earning assets/costing liabilities        120.52         119.66
Non-performing assets/assets                0.31           0.61
Loss allowance/non performing assets      198.00         106.91
Loss allowance/loans                        0.72           0.61
One year gap/assets                          N/A          (8.12)

(*)  Appraisal Earnings

FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------

                       Table III.3 - Pro Forma Comparison
                  Converting Institution to Comparative Group



As of March 14, 1997

Ticker Name                               Price   Mk Value   PE     P/Book   P/TBook P/Assets Div Yld
                                           ($)     ($Mil)    (X)     (%)       (%)     (%)      (%)

       Before Conversion                    N/A       N/A     N/A      N/A      N/A     N/A      N/A
       Pro Forma Supermax                 10.000     7.935  21.67    70.51    70.51   24.22     3.00
       Pro Forma Maximum                  10.000     6.900  20.00    66.59    66.59   21.65     3.00
       Pro Forma Midpoint                 10.000     6.000  18.37    62.59    62.59   19.29     3.00
       Pro Forma Minimum                  10.000     5.100  16.54    57.88    57.88   16.82     3.00

       Comparative Group
       -----------------
       Averages                           15.364    15.80   19.54   110.08   110.10   17.87     2.54
       Medians                            15.250    13.47   18.78   108.29   108.29   17.81     2.86

       West Virginia Public Thrifts
       ----------------------------
       Averages                           16.625    31.09   14.62   112.56   118.38   13.66     1.53
       Medians                            16.625    31.09   14.62   112.56   118.38   13.66     1.53

       Southeast Region Thrifts
       ------------------------
       Averages                           20.341   103.57   16.70   154.99   161.12   15.85     2.45
       Medians                            19.875    46.72   16.79   133.93   135.40   15.41     2.38

       All Public Thrifts
       ------------------
       Averages                           20.874   184.11   19.46   134.11   140.08   15.51     2.01
       Medians                            18.500    48.38   16.92   124.51   128.08   13.69     1.86

       Comparative Group
       -----------------
ASBP   ASBFinancial-OH                    11.750    20.23   19.92   108.39   108.39   18.09     3.40
BDJI   FirstFedBncp-MN                    18.750    13.14   18.75   105.34   105.34   11.97      --
CIBI   CommunityInvrs-OH                  17.250    10.92   12.41   100.06   100.06   11.40     2.32
CZF    CitiSaveFinCorp-LA                 14.000    13.47   15.91   111.02   111.02   17.81     2.86
FFBS   FFBSBanCorp-MS                     22.000    34.44   18.80   131.89   131.89   27.09     2.27
HFSA   HardinBancorp-MO                   15.250    13.18   20.07   101.73   101.73   15.01     2.62
KYF    KYFirstBancorp-KY                  11.750    15.72   16.32   108.29   108.29   18.57     4.26
MIFC   Mid-IowaFinCorp-IA                  8.250    13.83      NA   125.19   125.38   11.67     0.97
NSLB   NS&LBancorp-MO                     16.000    11.78   30.77    99.01    99.01   20.80     3.13
NWEQ   NorthwestEqty-WI                   14.000    13.01   15.05   101.30   101.30   13.48     3.14
SCCB   SCCommunBancsh-SC                  20.000    14.11   27.40   118.69   118.69   30.72     3.00


FERGUSON & COMPANY                                                  Section III.
------------------                                                  ------------

                       Table III.3 - Pro Forma Comparison
                  Converting Institution to Comparative Group

Name                                Assets           Eq/A    TEq/A   EPS    ROAA    ROAE
                                    ($000)            (%)     (%)    ($)     (%)     (%)
Before Conversion                   26,258          18.08   18.08   NA     0.84   2.41
Pro Forma Supermax                  32,765          34.35   34.35   0.46   1.13   3.29
Pro Forma Maximum                   31,873          32.51   32.51   0.50   1.10   3.37
Pro Forma Midpoint                  31,098          30.83   30.83   0.54   1.07   3.46
Pro Forma Minimum                   30,323          29.06   29.06   0.60   1.03   3.55

Comparative Group
-----------------
Averages                            92,990          15.84   15.84   0.87   0.71   4.30
Medians                             96,518          15.71   15.71   0.82   0.76   3.88

West Virginia Public Thrifts
----------------------------
Averages                            221,053         13.70   13.45   1.30   0.69   5.70
Medians                             221,053         13.70   13.45   1.30   0.69   5.70

Southeast Region Thrifts
------------------------
Averages                            615,526         10.94   10.70   1.28   0.83   8.09
Medians                             341,897          9.71    9.36   1.27   0.70   6.68

All Public Thrifts
------------------
Averages                          1,453,274         12.37   12.07   1.30   0.62   6.11
Medians                             349,347          9.97    9.61   1.17   0.66   5.40

Comparative Group
-----------------
ASBFinancial-OH                     111,824         15.71   15.71   0.59   0.60   2.72
FirstFedBncp-MN                     109,729         11.36   11.36   1.00   0.32   2.45
CommunityInvrs-OH                    95,787         11.39   11.39   1.39   0.64   4.99
CitiSaveFinCorp-LA                   75,635         16.00   15.99   0.88   0.78   4.30
FFBSBanCorp-MS                      127,125         19.39   19.39   1.17   1.13   5.72
HardinBancorp-MO                     97,015         14.76   14.76   0.76   0.49   2.82
KYFirstBancorp-KY                    87,874         17.15   17.15   0.72   0.87   3.88
Mid-IowaFinCorp-IA                  117,066          9.32    9.30     NA   0.84   9.07
NS&LBancorp-MO                       58,394         21.00   21.00   0.52   0.51   2.29
NorthwestEqty-WI                     96,518         12.25   12.25   0.93   0.76   5.88
SCCommunBancsh-SC                    45,919         25.89   25.89   0.73   0.90   3.21


Note: Stock prices are closing prices or last trade. Pro forma calculations for First Federal are based on sales at $10 per share with a midpoint of $6,000,000, minimum of $5,100,000 and maximum of $6,900,000

Sources: First Federal's audited and unaudited financial statements, SNL Securitise, and F&C calculations.

FERGUSON & COMPANY    Table III.4 - Comparative Selection           Section III
------------------                                                  -----------

                                                                                      Deposit                                Current
                                                                                     Insurance                                Stock
                                                                                       Agency                                 Price
Ticker      Short Name                       City                  State   Region    (BIF/SAIF)    Exchange    IPO Date        ($)


            Comparables
            -----------
ASBP        ASB Financial Corp.              Portsmouth              OH      MW        SAIF        NASDAQ     05/11/95        13.000
BDJI        First Federal Bancorporation     Bemidji                 MN      MW        SAIF        NASDAQ     04/04/95        17.500
CIBI        Community Investors Bancorp      Bucyrus                 OH      MW        SAIF        NASDAQ     02/07/95        16.500
CZF         CitiSave Financial Corp          Baton Rouge             LA      SW        SAIF        AMSE       07/14/95        13.750
FFBS        FFBS BanCorp, Inc.               Columbus                MS      SE        SAIF        NASDAQ     07/01/93        22.125
HFSA        Hardin Bancorp, Inc.             Hardin                  MO      MW        SAIF        NASDAQ     09/29/95        12.250
KYF         Kentucky First Bancorp, Inc.     Cynthiana               KY      MW        SAIF        AMSE       08/29/95        11.125
MIFC        Mid-Iowa Financial Corp.         Newton                  IA      MW        SAIF        NASDAQ     10/14/92         6.750
NSLB        NS&L Bancorp, Inc.               Neosho                  MO      MW        SAIF        NASDAQ     06/08/95        14.000
NWEQ        Northwest Equity Corp.           Amery                   WI      MW        SAIF        NASDAQ     10/11/94        12.125
SCCB        S. Carolina Community Bancshrs   Winnsboro               SC      SE        SAIF        NASDAQ     07/07/94        15.250


Maximum                                                                                                                       22.125
Minimum                                                                                                                        6.750
Average                                                                                                                       14.138
Median                                                                                                                         13.88

            Rejects and Reasons
            -------------------
PCBC        Perry County Financial Corp.     Perryville              MO      MW        SAIF        NASDAQ     02/13/95        18.000
            Loans are to low in relation to total assets
HHFC        Harvest Home Financial Corp.     Cheviot                 OH      MW        SAIF        NASDAQ     10/10/94         9.500
            Earnings Problems - not comparable
ETFS        East Texas Financial Services    Tyler                   TX      SW        SAIF        NASDAQ     01/10/95        17.000
            Volume of Loans Serviced is to high.
MFLR        Mayflower Co-operative Bank      Middleboro              MA      NE        BIF         NASDAQ     12/23/87        16.500
            BIF Insured - can distort earnings and profitability comparisons
GLBK        Glendale Co-Operative Bank       Everett                 MA      NE        BIF         NASDAQ     01/10/94        20.000
            BIF Insured - can distort earnings and profitability comparisons
PTRS        Potters Financial Corp.          East Liverpool          OH      MW        SAIF        NASDAQ     12/31/93        19.250
            Non-performing assets to high.

            Parameters Used in Finding Comps
            --------------------------------
              1.  Eliminated all with PE Ratios in excess of 25
              2.  Eliminated all that did not report full 12 months.
              3.  Eliminated MHC's.
              4.  Eliminated all with TA's in excess of $150 million.
              5.  Eliminated all merger targets.
              6.  Eliminated all with ROA greater than 1.5
              7.  Eliminated  BIF Insured thrifts on an individual basis.


Source: SNL Securitise Inc. and F&C calculations.

FERGUSON & COMPANY    Table III.4 - Comparative Selection           Section III
------------------                                                  -----------



            Current        Price/          Price/         Current         Current                Current       Total
            Market         LTM             Core           Price/       Price/ Tang    Price/     Dividend     Assets
            Value        Core EPS          EPS          Book Value      Book Value    Assets      Yield        (000)
Ticker      ($M)           (x)             (x)             (%)             (%)          (%)        (1%)      Mst RctQ

ASBP        22.28           21.31           29.55           82.17        82.17           19.49      3.08      114,298
BDJI        12.26           19.02           16.20           99.49        99.49           11.43        -       107,256
CIBI        10.99           12.50           12.50           97.12        97.12           11.60      2.42       94,799
CZF         13.23           15.63           20.22          109.04       109.04           17.49      2.91       75,635
FFBS        34.75           19.41           16.76          133.12       133.12           27.64      2.26      125,727
HFSA        11.70           18.01           18.01           83.56        83.56           14.02      3.27       87,807
KYF         15.45           15.67           17.38           80.73        80.73           17.96      4.49       86,009
MIFC        11.19           10.07              NM          105.63       105.80            9.67      1.19      115,804
NSLB        10.63           23.73           38.89           87.28        87.28           17.19      3.57       61,807
NWEQ        11.27           14.79           15.95           89.48        89.48           11.80      3.30       95,501
SCCB        11.22           22.43           21.18           90.56        90.56           25.94      3.93       43.232


Maximum     34.75           23.73           38.89          133.12       133.12           27.64      4.49      125,727
Minimum     10.63           10.07           12.50           80.73        80.73            9.67        -        43,232
Average     14.27           17.13           19.68           97.60        97.62           16.47      2.73       89,358
Median      11.49           16.84           17.38           93.84        93.84           15.61      3.09       91,303



PCBC        15.35           19.57            9.38          101.81       101.81           18.91      1.67       81,149

HHFC         8.88           21.59             NM            91.35        91.35           11.28      4.21       78,718

ETFS        18.35           22.97           26.56           87.67        87.67           16.04      1.18      114,373

MFLR        14.68           15.42           14.73          127.91       130.43           12.62      2.91      116,263

GLBK         4.95           20.83           18.52           82.47        82.47           13.38        -        36,947

PTRS         9.74           21.88           24.06           94.59        94.59            7.76      1.46      125,497


Source:  SNL Securities Inc. and F&C calculations.

FERGUSON & COMPANY    Table III.4 - Comparative Selection           Section III
------------------


                                    Tangible                                       Return on       Return on         ROACE   ROACE
                     Equity/         Equity/           Core            Core         Avg Assets      Avg Assets       Before  Before
                      Assets       Tang Assets         EPS             EPS         Before Extra    Before Extra      Extra   Extra
                       (%)             (%)             ($)             ($)             (%)             (%)            (%)     (%)
Ticker               Mst RctQ        Mst RctQ          LTM           Mst RctQ          LTM           Mst RctQ         LTM  Mst RctQ

ASBP                    22.18           22.18          0.61            0.11            0.57           (0.62)          2.45   (2.76)
BDJI                    11.49           11.49          0.92            0.27            0.31           (0.73)          2.20   (5.98)
CIBI                    11.94           11.94          1.32            0.33            0.68           (0.44)          5.03   (3.61)
CZF                     16.00           15.99          0.88            0.17            0.78           (0.45)          4.30   (2.73)
FFBS                    19.59           19.59          1.14            0.33            1.09            0.33           5.51    1.70
HFSA                    16.78           16.78          0.68            0.17            0.44           (0.60)          2.39   (3.53)
KYF                     22.25           22.25          0.71            0.16            0.89            0.07           3.68    0.31
MIFC                     9.15            9.14          0.67               -            0.74           (0.02)          7.91   (0.19)
NSLB                    19.70           19.70          0.59            0.09            0.57           (0.66)          2.43   (3.07)
NWEQ                    12.14           12.14          0.82            0.19            0.71            0.05           5.18    0.41
SCCB                    28.65           28.65          0.68            0.18            0.85            0.15           2.96    0.52


Maximum                 28.65           28.65          1.32            0.33            1.09            0.33           7.91    1.70
Minimum                  9.15            9.14          0.59              -             0.31           (0.73)          2.20   (5.98)
Average                 16.77           16.77          0.84            0.19            0.71           (0.23)          4.16   (1.62)
Median                  16.39           16.39          0.77            0.18            0.73           (0.23)          3.99   (1.46)


PCBC                    18.57           18.57          0.92            0.48            0.58           (0.04)          2.97   (0.21)

HHFC                    12.35           12.35          0.44           (0.02)           0.18           (1.28)          1.05   (8.82)

ETFS                    18.30           18.30          0.74            0.16            0.40           (0.73)          2.08   (3.93)

MFLR                     9.86            9.69          1.07            0.28            0.91            0.94           9.29    9.59

GLBK                    16.23           16.23          0.96            0.27            0.77            0.74           4.84    4.59

PTRS                     8.21            8.21          0.88            0.20            0.03           (1.06)          0.27  (12.06)



Source: SNL Securities Inc. and F&C calculations    10

FERGUSON & COMPANY    Table III.4 - Comparative Selection           Section III
------------------

                                                                                                                        Loans
                                                                                          Deposits/      Borrowings/  Serviced
                                            NPAs/           Loans/          Loans/          Assets          Assets   For Others
               Merger      Current          Assets         Deposits         Assets           (%)             (%)       ($000)
              Target?      Pricing           (%)             (%)             (%)           Mst RctQ        Mst RctQ   Mst RctQ
Ticker         (Y/N)         Date          Mst RctQ        Mst RctQ        Mst RctQ


ASBP             N         01/10/97          1.60           84.02           61.68           73.41            2.11            -
BDJI             N         01/10/97          0.23           63.49           47.98           75.56           11.09          192
CIBI             N         01/10/97          0.88           99.76           73.84           74.02           13.05          650
CZF              N         01/10/97          0.22           71.48           58.49           81.83              -         1,333
FFBS             N         01/10/97          0.33           86.37           68.19           78.96              -            17
HFSA             N         01/10/97          0.19           75.79           57.57           75.96            5.69        3,601
KYF              N         01/10/97            -            91.99           53.07           57.69           18.98            -
MIFC             N         01/10/97          0.13           75.29           53.88           71.56           17.70        2,786
NSLB             N         01/10/97            -            64.18           50.30           78.38              -             -
NWEQ             N         01/10/97          1.19          123.95           81.12           65.44           21.64       24,318
SCCB             N         01/10/97            NA          110.87           77.75           70.13              -            NA


Maximum                                      1.19          123.95           81.12           81.83          21.640       24,318
Minimum                                        -            63.49           47.98           57.69              -             -
Average                                      0.35           86.32           62.22           72.95           8.815        3,655
Median                                       0.22           81.08           58.03           74.79           8.390          650


PCBC             N         01/10/97            -            18.73           14.47           77.28            3.08            -

HHFC             N         01/10/97          0.21           73.12           53.84           73.63           12.70          350

ETFS             N         01/10/97          0.39           52.60           42.16           80.14              -        40,111

MFLR             N         01/10/97          1.11           74.10           61.99           83.65            6.02       27,694

GLBK             N         01/10/97            -            47.26           39.56           83.70              -            NA

PTRS             N         01/10/97          2.20           59.39           46.36           78.05           12.67          615



Source: SNL Securities Inc. and F&C calculations     11

                                   SECTION IV

                          CORRELATION OF MARKET VALUE

FERGUSON & COMPANY                                                  Section IV
------------------                                                  ----------


                         IV. CORRELATION OF MARKET VALUE

MARKETABILITY & LIQUIDITY OF STOCK TO BE ISSUED

         This section addresses the aforementioned factors and the estimated pro forma market. Certain factors must be considered to determine whether adjustments are required in correlating First Federal's market value to the comparative group. Those factors include financial aspects, market area, management, dividends, liquidity, thrift equity market conditions, and subscription interest value of the to-be-issued common shares, and compares the resulting market value of the Association to the members of its comparative group and the selected group of publicly held thrifts.

Financial Aspects

         Section III includes a discussion regarding a comparison of First Federal's earnings, balance sheet characteristics, and risk factors with its comparative group. Table III.2 presents a comparison of certain key indicators, and Table III.3 presents certain key indicators on a pro forma basis after conversion.

         As shown in Table III.2, from an earnings viewpoint, First Federal is above its comparative group in return on assets and lower in core income as a percentage of average assets, principally as a result of its higher noninterest expense levels. First Federal has a higher net interest income than the comparables, 4.06% to the comparative group's 3.50%. The Association's higher capital ratio, and higher ratio of interest earning assets ("IEA's") to interest bearing liabilities ("IBL's"), are helpful to profitability. Higher operating expenses are offsetting the higher net interest income. After First Federal completes its stock conversion, its return on average assets and core income as a percentage of average assets will increase, and will exceed the comparable group in spite of the higher levels of operating expense (3.53% vs. 2.39%). Table III.3 projects that First Federal will surpass the group in return on assets with 1.07% at the midpoint, versus a mean of 0.71% and median of 0.76% for the comparative group.

         First Federal's pro forma equity to assets ratio at the midpoint is 30.83%, versus a mean of 15.84%, and median of 15.71% for the comparative group. First Federal's pro forma return on equity is below the comparative group--3.46% at the midpoint versus a mean of 4.30%, and median of 3.88% for the comparative group. This is an expected result considering the higher capital ratios of First Federal in comparison to the group. Before conversion, First Federal is generously capitalized at 18.08% of total assets. The Conversion will result in a capital ratio of 30.83% at the midpoint. The impact of these capital levels is a plus when you measure income as a percentage of total assets, but these high levels have the opposite effect on earnings measured as a percent of equity. In other words, higher capital, lower ROAE, and lower capital, higher ROAE - all other factors being equal.

         First Federal's recorded earnings as of December 31, 1996, have been adjusted for appraisal purposes (see Table IV.1). The Association recorded gains of $4 thousand from the sale of investments, and paid the SAIF special assessment of $129 thousand.

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------



                   Table IV.1 - Appraisal Earnings Adjustments
                 for the Twelve Months Ending December 31, 1996

Income Year Ended March 31, 1996                                    197

         9 months Ended December 31, 1995                          (148)
         9 months Ended December 31, 1996                            86
                                                              ---------
        12 months Ended December 31, 1996                           135
                                                              ---------
                  Adjustments to Earnings
                                    Add:
                  SAIF-BIF Deposit Premium                          129
                                 Deduct:
                  Gain on sale of R/E                                (4)
                                                             ----------
                  Adjustments                                       125
                                                             ----------
                  Tax effect of Adjustments at 35%                  (44)
                                                             ----------
                                                                     81
                                                             ----------
                  Appraisal Earnings                                261
                                                             ==========

Source: First Federal's audited and unaudited financial statements and F&C calculations.

         First Federal's asset composition is similar to that of its comparative group-lending oriented; however, cash and investments, and mortgage-backed securities present some differences from the comparative group. First Federal has 14.19% in cash and investment securities and a nominal 1.30% of total assets in MBS's. The comparative group has 25.73% in cash and investments, and 9.54% in MBS's. However, if you add MBS's to loans, Carrolton Federal then has 83.69% in combination (loans + MBS's), and the comparative group has 72.17% in the same combination.

         From the risk factor viewpoint, First Federal is similar to the comparative group. First Federal has 0.31% in nonperforming assets, and the comparative group has 0.61% in nonperforming assets. Obviously, First Federal's percentage is much smaller, but both levels are manageable, and neither should present any problems related to capital or future earnings. First Federal's loan loss allowance is 0.72% of net loans, comparing favorably with the comparative group, which is 0.61%. Its ratio of interest earning assets to interest bearing liabilities (120.52%) is near the comparative group (119.66%). Although no gap information is available, the significant degree of interest rate risk can be determine from Table 1.5. That table shows that the NPV would decrease by 18% with a 200 BP increase in rates and 36% with a 400 BP increase in rates. Therefore, from an interest rate risk factor, First Federal has more interest rate risk than the comparative group. First Federal's interest rate risk will decrease after the Conversion with the employment of the subsequent capital infusion in short term securities, but over time will increase as the loan portfolio grows.

         We believe that no adjustment is necessary relative to financial aspects of First Federal.

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------



Market Area

         Section II describes First Federal's market area.

         We believe that no adjustment is required for First Federal's market area.

Management

         First Federal has two officers that are responsible for the daily operations of the Association. The President and Chief Executive Officer is Mr. Stanley M. Kiser. He has been with the Association in that capacity since 1993, and has served as director since 1994. All officers report directly to Mr. Kiser. He is well qualified for his position. Mr. Gary L. Ward, Treasurer, Vice President and Chief Lending Officer has been with the Association for 35 years. He has served on the Board of Directors since 1972. He assists in the management of the Association in the areas of lending asset/liability management, and compliance. He has announced his intention to retire in Mach of 1997. His position will be filled from within the organization. He is well qualified for the position he holds. The Association's staff possess the necessary intellect, skills, levels of expertise, and experience to maintain the integrity of the assets and to implement the strategic goals of the organization. First Federal's results compare well with the comparative group. Therefore, First Federal's Management has done the same quality job as its selected comparatives. The Board has not developed a formal management succession plan. However, that is not unusual for Associations of this size. The Association is not particularly vulnerable to the loss of one senior manager, but the loss of two could create short term problems.

         We  believe  that  no  adjustment  is  required  for  First   Federal's
Management.

Dividends

         Table III.3 provides dividend information relative to the comparative group and the thrift industry as a whole. The comparative group is paying a mean yield on a market price of 2.54% and a median of 2.86%, while all public thrifts are paying a mean of 2.01% and median of 1.86%. West Virginia public thrifts are paying a mean of 1.53% and a median of 1.53%, but they are so few in number that they are not a significant analytical factor. First Federal intends to pay a dividend at an initial annual rate of 3.0%, on an offering price of $10.00 per share ($0.30 per share). Even with market appreciation, First Federal's dividend rate will be comparable.

         We believe that no adjustment is required relative to First Federal's intention to pay dividends.

Liquidity

         The Holding Company has never issued capital stock to the public, and as a result, there is no existing market for the Common Stock. Although the Holding Company has applied to list its Common Stock on NASDAQ's bulletin board, there can be no assurance that a liquid trading marking will develop.

         A public market having the desirable characteristics of depth, liquidity, and orderliness depends upon the presence in the market place of both willing buyers and sellers of the Common Stock. These characteristics are not within the control of the Association or the market.

         The peer group includes companies with sufficient trading volume to develop meaningful pricing characteristics for the stock. The market value of the comparative group ranges from $34.4 million to $10.9 million, with a mean value of $15.8 million. The midpoint of First Federal's

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

valuation range is $6.0 million at $10.00 a share, or 600,000 shares. There is a lack of liquidity in the stock that is inherent in an issue of this small size ($6.0 million).

         We believe a downward adjustment is required relative to the liquidity of First Federal's stock.

Thrift Equity Market Conditions

         The SNL Thrift Index has performed well since the end of 1990. The Index has grown as follows: year ended December 31, 1991--increased 49.0% from
96.6 to 143.9; year ended December 31, 1992--increased 39.7% to 201.1; year ended December 31, 1993-increased 25.6% to 252.5; year ended December 31, 1994--decreased 3.1% to 244.7; year ended December 31, 1995--increased 53.86% to 376.5; and year ended December 31, 1996--increased 29.25% to 486.63. The SNL Index is market value weighted with a base value of 100 as of March 31, 1984.

         As shown in Figure IV.1, which is a graph of the SNL Thrift Index covering the period January 31, 1994, through March 14, 1997, the market, as depicted by the Index, has experienced fluctuations recently. It dipped in the latter part of 1994, but recovered during the first quarter of 1995. During 1995, the Index continued a more robust increase and moved from 244.7 at year end 1994, to 376.50 by December 31, 1995, an increase of 53.86%. Between December 30, 1995, and May 31, 1996, the Index moved up and down within a narrow band of performance. In May of 1996, the upward trend became recognizable and continuous. The Index has generally tended upward since that start. Overall, the market index increased 27.06% (from 382.99 to 486.63) between the end of May and December 31, 1996. However, driven by other markets, generally good economic news, and a pass by the Federal Reserve in February to raise rates, the thrift equities market has again risen abruptly. By March 14, 1997, the SNL Index was 560.67, an increase of an additional 15.12% since the beginning of 1997.

         The increase in the SNL Index in general has been parallel with the increases in other equity market with some interim fluctuations caused by changes or anticipated changes in interest rates or other economic conditions. Another factor, however, is also notable. In other markets, increased prices are responding to improved profits, with price to earnings ratios increasing as increased earnings potentials are anticipated. The thrift market has also reflected higher price earnings ratios. In addition, the thrift IPO market has been affected by speculation that conveys the notion that the majority of the converting institutions will sooner or later become viable consolidation candidates and sell at some expanded multiple of book value. Moreover, the number of conversions has decreased in recent months and the basis of supply and demand are affecting the pricing of some of the recent issues, as professional investor and regional speculators chase fewer viable issues of thrift equities.

WEST VIRGINIA ACQUISITIONS

         Table IV.2 provides information relative to acquisitions of financial institutions in West Virginia between January 1, 1995, and December 31, 1996. There was one thrift acquisition and 5 bank acquisitions announced during that time frame. Currently there are two publicly held thrifts in the State of West Virginia. There are 56 publicly held thrifts in the Southeast region of the country. Bank acquisitions in West Virginia since January 1, 1995, have averaged 195.19% of tangible book value and 21.80 times earnings. The median price has been 213.97% of tangible book value and 22.29 times earnings. Thrifts generally sell at lower price/book multiples than do banks. There has been only one thrift sale in the State of West Virginia during the period. That

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

transaction closed at 190.42% of book value and 19.25 times earnings. This data reflects that there is little difference between the price of banks and thrifts. However, on a national scale there usually is a disparity between the price of banks and thrifts. That fact aside, there is ample data shown to conclude that speculators in thrift IPO stock have good reason to believe that, in the event of a sell out, there would be a generous profit to be made. Such knowledge and hope for profits have created a whole new level of professional investors (speculators) and that, in turn, has increased the demand for thrift IPO stocks.

EFFECT OF INTEREST RATES ON THRIFT STOCK

         The current interest rate environment and the anticipated rate environment will affect the pricing of thrift stocks and all other interest sensitive stocks. As the economy continues to expand, the fear of inflation can return. The Federal Reserve, in its resolve to curb inflation, has increased rates in the past, but has more recently relented to vagaries of the economy and passed on an opportunity to increase rates. In some minds, this was an attempt to stimulate what is currently perceived as a fragile and irresolute economy that could be dampened by a modest increase in rates. Recent gains in thrift stocks are mainly due to the rise in other equity markets, the effect of supply and demand, and fewer conversions. Should the merger and acquisition levels drop, if there were a sharp and sustained rise in the interest rates, or if other equity markets have an adjustment, the market in thrift equities would also adjust downward.

          What is likely to happen in the short to intermediate term is that rates will float around current levels and trend upward. The yield curve will continue to be of normal configuration. Most economists feel that a rise of three quarters of one percent on the short side, and less on the long side, could severely dampen the economy. Currently, we are in the second longest post-war expansion on record. The Federal Reserve passed on raising rates in February, and the next opportunity will be March 25, 1997. There is concern that a decision to raise rates could have significant impact upon the stock market, and if rates are increased, it will not be by much. It is also possible that the Fed could slow the economy furtively, without raising rates. It could allow the US Dollar to remain strong against the Yen and the European currencies. Although not as effective as a rate increase, a continuing strong dollar would have a natural economic "braking effect" on the US economy. Goods and services produced by countries with weaker currencies would become cheaper on the global market and more competitive to US produced goods. The net result would be a market induced slowing of the economy--until the US Dollar loses its strength and values of currencies are adjusted.

         Thrift net interest margins will narrow if the cost of funds starts to rise more quickly than currently anticipated. Even with portfolios replete with adjustable rate loans and adjustable MBS's, a quickly rising rate environment can cause the cost of funds to rise faster than the adjustable assets can accommodate, and accordingly, spreads would narrow. If rates rise in a slow and orderly manner, the negative impact on spreads will be less, and the adjustable rate assets will have time to rise and protect rate spreads.

         As clearly illustrated in Figure IV.1, the SNL Thrift Index has performed well over the last five years. It moved in tandem with all interest sensitive stocks and reflected the weakness in the market as investors began to consider the importance of increases in rates and their impact on the net interest margins of thrifts. The clear implication is that eventually rising interest rates will have a negative impact on earnings, but until that occurs, it is likely that the market will continue to rise.

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

         Figure IV.2 graphically displays the rate environment since August 30, 1996. In August, September, and October of 1996, the yield curve was normal, with between 200 basis points ("BP") and 161 BP's difference between the federal funds rate and the 30 year treasury. In November and December, the yield curve has become flatter, with a 111 BP spread between the federal funds rate and the 30 year treasury rate being the low in November, and 140 BP spread being the high in December. However, since the year end, the yield curve has increased with the high spread being 171 BP and the low 151 BP. Mortgage rates follow closely the long term government obligations. The increasing spread of the last two months has improved portfolio managers chances of improving profitability.

         Increased cost of funds will serve to narrow the net interest margins of thrifts. A thrift's ability to maintain net interest margins through business cycles is important to investors, unless thrifts can offset the decline in net interest income by other sources of revenue or reductions in noninterest expense. The former is difficult, and the latter is unlikely.

         First Federal is significantly vulnerable to interest rate risk. If current strategies to remain principally a single family fixed rate lender are maintained, the Association will continue to be exposed to interest rate risk. However, the institution will have generous capital levels to insulate the institution from the risk of failing. But this does call to question the reasonableness of a strategy that is basically to keep excess capital in case they lose a portion to interest rate changes.

          Table IV.3, which has information on recent conversions since August 1, 1996, shows that recent price appreciation has been more robust than it wa in past periods. Table IV.3 provides information on 21 conversions completed since August, 1996. The average change in price since conversion is a gain of 48.67%, and the median change is a gain of 42.50%. All thrifts within that group have increased in value ranging from a low of 32.00% to a high of 83.75%. The average increase in value at one day, one week, and one month after conversion has been 24.30%, 27.12%, and 31.74%, respectively. The median increase in value at one day, one week, and one month after conversion has been 25.25%, 26.25%, and 32.50%, respectively. A notable change in pricing patterns is that it is taking longer for the stocks to increase in value. This is mainly due to the trend toward higher price to pro forma book values at closings. Since December 1, 1996, only one stock has closed at a price to pro forma book value of less than 70.00%, and that was 68.10% of pro forma book value. The remainder closed between 71.10% and 74.40% price to pro forma book value.

         Because of the lack of complete earnings information on recent conversions, a meaningful comparison of the price earnings ratios is difficult to make. However, there is sufficient information to review the current price-to-book ratio. The average price-to-book ratio as of March 14, 1997, is 100.83%, and the median is 96.91%. That compares to the offering price to pro forma book, where the average was 71.37%, and the median was 72.10%.

         In addition to looking at recent conversions of larger institutions (Table IV.3), it is also important in making a fair comparison to look at recent conversions in smaller institutions. For that comparison, we have information on all "Pink Sheet" conversions since August of 1996 (See table IV.4). Table IV.4 shows that the market value of these issues was an average of $4.83 million, with a median of $4.88 million, a maximum of $6.7 million and a minimum of $1.9 million. Clearly these issues are nearer in size to First Federal, but the lack of a substantial market in these stocks, and the dearth of operating information makes it impractical to use "Pink Sheet" issues as comparable. The information shows that these eleven issues sold at a price to pro forma book value of 73.6%, with a median of 65.5%. These pro forma book values are close to those of larger

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

issues. However, the notable difference is in the current price to book value ratios which average 94.31% and have a median of 89.92%. Clearly, the inference is that the smaller issues that have less liquidity, and will for some period of time sell at price to book values that are less than the larger issues. Although the information is limited (only four out of eleven have reported earnings), it is likely that these issues will also trade at lower price/earnings ratios. The average of these was 16.30, and the median was 13.95. Table IV.5 demonstrates the comparison of pricing ratios.

         We believe that a downward adjustment is required for the new issue discount.

Adjustments Conclusion

                               Adjustments Summary
--------------------------------------------------------------------------------

                                 No Change           Upward           Down

Financial Aspects                    X

Market Area                          X

Management                           X

Dividends                            X

Liquidity                                                               X

Thrift Equity Market Conditions                                         X
--------------------------------------------------------------------------------


Valuation Approach

         Typically, investors rely on the price/earnings ratio as the most appropriate indicator of value. We consider price/earnings to be one of the important pricing methods in valuating a thrift stock. Price/book is a well recognized yardstick for measuring the value of financial institution stocks in general. Another method of viewing thrift values is price/assets, which is more meaningful in situations where the subject is thinly capitalized. Given the healthy condition of the thrift industry today, more emphasis is placed on price/earnings and price/book. Generally, price/earnings and price/book should be considered in tandem.

         Table III.3 presents First Federal's pro forma ratios and compares them to the ratios of its comparative group and the publicly held thrift industry as a whole. First Federal's earnings for the 12 months ended December 31, 1996, were approximately $135,000, with net adjustments of $125,000 ($81,000 after tax @ 35%) required to determine appraisal earnings of $216,000 (see Table IV.1). The Association is not well positioned to manage interest variations, but the utilization of conversion proceeds could mitigate to some degree the amount of interest rate risk. The Association projects controlled growth.

         The comparative group traded at an average of 19.54 times earnings at March 14, 1997, and at 110.08% of book value. The comparative group traded at a median of 18.78 times earnings and a median of 108.29% of book value. At the midpoint of the valuation range, First Federal is priced at 18.37 times earnings and 62.59% of book value. At the maximum end of the range, First Federal is priced at 20.00 times earnings and 66.59% of book value. At the supermaximum, First Federal is priced at 21.67 times earnings and 70.51% of book value.

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

         The midpoint valuation of $6,000,000 represents a discount of 43.1% from the average and a discount of 42.2% from the median of the comparative group on a price/book basis. The price/earnings ratio for First Federal at the midpoint represents a discount of 6.0% from the comparative group's mean and 2.2% from the median price/earnings ratio.

         The maximum valuation of $6,900,000 represents a discount of 39.5% from the average and 38.5% from the median of the comparative group on a price/book basis. The price/earnings ratio for First Federal at the maximum represents a premium of 2.4% over the average and a premium of 6.5% over the median of the comparative group.

         The supermaximum valuation of $7,935,000 represents a discount of 35.9% from the average and 34.9% from the median of the comparative group on a price/book basis. The price/earnings ratio for First Federal at the supermaximum represents a premium of 10.9% over the average and a premium of 15.4% over the median of the comparative group.

         As shown in Table IV.3, conversations closing since August 1, 1996, have closed at an average price to pro forma book ratio of 71.37% and median of 72.10%. First Federal's pro forma price to book ratio is 62.59% at the midpoint, 66.59% at the maximum, and 70.51% at the supermaximum of the range. At the midpoint, First Federal is 12.30% below the average and 13.19% below the median. At the maximum of the range, First Federal is 6.69% below the average and 7.64% below the median. At the supermaximum of the range, First Federal's pro forma price to book ratio is 1.20% below the average and 2.20% above the median.

         Addressing the discounts between the pro forma book value of First Federal and the current price to book values of the comparative group (See Table IV.3). All of these calculations were made from book value. At a midpoint pro forma book value of 62.59%, the discount from the average pro forma book value closing ratio for all of the recent conversions is 12.30%. Should the issue close at the super maximum, which is likely, then it would be closing at a discount of 1.20% from the average of recent conversion. It is important to realize that there is some point beyond which most knowledgeable investors will not travel as it relates to the price of thrift IPO stock. It is important to consider the limited size of this issue and the lack of liquidity that is inherent in an issue of the size, because this issue is smaller than any of the recent conversion issues. A high P/E ratio, a price to pro forma book value of 70.51% at the supermax, and the lack of liquidity in this stock will place limits on investor tolerances. This valuation provides for a 15% increase between midpoint and maximum and an additional 15% to supermaximum, which would place it near the average of recent conversions recent conversions.

Valuation Conclusion

         We believe that as of March 14, 1997, the estimated pro forma market value of First Federal was $6,000,000. The resulting valuation range was $5,100,000 at the minimum to $6,900,000 at the maximum, based on a range of 15% below and 15% above the midpoint valuation. The supermaximum is $7,935,000 based on 1.15 times the maximum. Pro forma comparisons with the comparative group are presented in Table III.3 based on calculations shown in Exhibit V.

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

             Table IV.2 - Recent West Virginia Bank and Thrift Sales




                                                             Buyer:   Seller:                                         Ann'd
                                                             1:Total  1:Total                       Completed/         Deal
                  Bank/                             Bank/     Assets   Assets   Announce            Terminated        Value
Buyer          ST Thrift  Seller                ST Thrift     ($000)   ($000)     Date     Status      Date            ($M)

WesBanco       WV Bank    Vandalia Nat'l Corp.  WV  Bank   1,380,065   58,259   07/19/96   Pending      NA            10.10
City Holding
  Company      WV Bank    Old National Bank     WV  Bank   1,055,011   39,120   05/16/96   Pending      NA             9.90
WesBanco       WV Bank    Bank of Weirton       WV  Bank   1,359,365  178,967   02/09/96  Completed  09/03/96         45.40
Horizon
  Bancorp      WV Bank    Twentieth Bancorp     WV  Bank     602,667  315,965   02/07/96  Completed  08/31/96         78.20
City Holding
  Company      WV Bank    First Merchants Bncp  WV  Bank     780,526  115,300   03/14/95  Completed  09/01/95         26.30
United
  Bankshares   WV Bank    Eagle Bancorp         WV Thrift  1,770,206  383,868   08/21/95  Completed  04/12/96         93.40

                          Maximun                                                                    Bank & Thrifts   93.40
                          Minimum                                                                                      9.90
                          Average                                                                                     43.88
                          Median                                                                                      35.85

                          Maximun                                                                      Banks Only     78.20
                          Minimum                                                                                      9.90
                          Average                                                                                     33.98
                          Median                                                                                      26.30

                                                                                                       Thrift Only    93.40

Source: SNL Securited and F&C calculations     9

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

             Table IV.2 - Recent West Virginia Bank and Thrift Sales



                            Ann'd          Ann'd          Final          Final           Final           Final           Final
                            Deal          Deal Pr/        Deal           Deal           Deal Pr/       Deal Pr/          Deal
                            PR/BK          Tg Bk          4-Qtr          Value           Pr/Bk           Tg Bk           4-Qtr
 Seller                      (%)            (%)          EPS (x)         ($M)             (%)             (%)           EPS (x)

 Vandalia Nat'l Corp.       224.24        224.24          32.41               NA             NA              NA             NA
 Old National Bank          249.18        249.18          28.86               NA             NA              NA             NA
 Bank of Weirton            123.94        123.94          21.24            46.90         125.99          125.99          22.82
 Twentieth Bancorp          246.49        254.29          22.56            71.80         213.79          219.63          22.29
 First Merchants Bncp       277.54        328.53          21.92            24.80         245.79          271.39          20.28
 Eagle Bancorp              198.34        198.34          17.19            91.40         190.42          190.42          19.25

 Maximun                    277.54        328.53          32.41            91.40         245.79          271.39          22.82
 Minimum                    123.94        123.94          17.19            24.80         125.99          125.99          19.25
 Average                    219.96        229.75          24.03            58.73         194.00          201.86          21.16
 Median                     235.37        236.71          22.24            59.35         202.11          205.03          21.29

 Maximun                    277.54        328.53          32.41            71.80         245.79          271.39          22.82
 Minimum                    123.94        123.94          21.24            24.80         125.99          125.99          20.28
 Average                    224.28        236.04          25.40            47.83         195.19          205.67          21.80
 Median                     246.49        249.18          22.56            46.90         213.79          219.63          22.29

                            198.34        198.34          17.19            91.40         190.42          190.42          19.25


Source:  SNL Securited and F&C calculations               10

FERGUSON & COMPANY                                                   Section IV
------------------                                                   ----------

FERGUSON & COMPANY
------------------
              Table IV.3 - Recent Conversions Since August 1, 1996

                                                                                                    Price/      Price/      Price/
                                                               Conversion    Gross    Offering  Pro-Forma   Pro-Forma    Adjusted
                                                                   Assets  Proceeds      Price  Book Value   Earnings      Assets
Ticker    Short Name                       State    IPO Date       ($000)   ($000)         ($)        (%)         (x)         (%)

AFBC      Advance Financial Bancorp          WV    01/02/97        91,852   10,845      10.000      71.10       16.80      10.60
AFED      AFSALA Bancorp, Inc.               NY    10/01/96       133,046   14,548      10.000      71.70       13.70       9.90
BFFC      Big Foot Financial Corp.           IL    12/20/96       194,624   25,128      10.000      72.70       33.10      11.40
CBES      CBES Bancorp, Inc.                 MO    09/30/96        86,168   10,250      10.000      61.10       13.20      10.60
CENB      Century Bancorp, Inc.              NC    12/23/96        81,304   20,367      50.000      72.10       18.90      20.00
CFNC      Carolina Fincorp, Inc.             NC    11/25/96        94,110   18,515      10.000      77.00       17.20      16.40
CNBA      Chester Bancorp, Inc.              IL    10/08/96       134,781   21,821      10.000      72.10       18.80      13.90
DCBI      Delphos Citizens Bancorp, Inc.     OH    11/21/96        88,022   20,387      10.000      72.20       14.60      18.80
EFBC      Empire Federal Bancorp, Inc.       MT    01/27/97        86,810   25,921      10.000      68.10       21.50      23.00
FAB       FirstFed America Bancorp, Inc.     MA    01/15/97       723,778   87,126      10.000      72.00       13.60      10.70
FTNB      Fulton Bancorp, Inc.               MO    10/18/96        85,496   17,193      10.000      72.50       14.60      16.70
HBEI      Home Bancorp of Elgin, Inc.        IL    09/27/96       304,520   70,093      10.000      72.60       24.90      18.70
HCFC      Home City Financial Corp.          OH    12/30/96        55,728   9,522       10.000      71.20       13.70      14.60
PFED      Park Bancorp, Inc.                 IL    08/12/96       158,939   27,014      10.000      66.70       26.20      14.50
PFFC      Peoples Financial Corp.            OH    09/13/96        78,078   14,910      10.000      64.30       28.60      16.00
PSFI      PS Financial, Inc.                 IL    11/27/96        53,520   21,821      10.000      71.90       17.20      29.00
RIVR      River Valley Bancorp               IN    12/20/96        86,604   11,903      10.000      73.00       15.20      12.10
RSLN      Roslyn Bancorp, Inc.               NY    01/13/97     1,596,744  423,714      10.000      72.00        9.30      21.00
SCBS      Southern Community Bancshares      AL    12/23/96        64,381   11,374      10.000      74.40       14.50      15.00
SSFC      South Street Financial Corp.       NC    10/03/96       166,978   44,965      10.000      76.30       26.10      21.20
WEHO      Westwood Homestead Fin. Corp.      OH    09/30/96        96,638   28,434      10.000      73.80          NA      22.70

Maximum                                                         1,596,744  423,714      50.000      77.00       33.10      29.00
Minimum                                                            53,520    9,522      10.000      61.10        9.30       9.90
Average                                                           212,482   44,564      11.905      71.37       18.59      16.51
Median                                                             91,852   20,387      10.000      72.10       17.00      16.00


Source: SNL Securities and F&C calculations     11

FERGUSON & COMPANY
------------------

               Table IV.3 - Recent Conversion Since August 1, 1996


                                                          % Increase               % Increase               % Increase
             Current    Current      Current    Price One        One   Price One          One   Price One          One   % Increase
             Stock       Price/   Price/ Tang   Day After   Day After   Week After Week After  Month After Month After        Since
             Price   Book Value    Book Value   Conversion Conversion  Conversion  Conversion  Conversion   Conversion   Conversion
Ticker       ($)          (%)          (%)         ($)         (%)         ($)         (%)         ($)         (%)            (%)

AFBC       14.250            NA           NA       12.875     28.75      12.938      29.38       14.000       40.00           42.50
AFED       14.125         90.95        91.19       11.375     13.75      11.313      13.13       11.563       15.63           41.25
BFFC       14.125            NA           NA       12.313     23.13      12.500      25.00       13.875       38.75           41.25
CBES       16.625         98.37        98.37       12.625     26.25      13.438      34.38       13.250       32.50           66.25
CENB       66.000         91.03        91.03       62.625     25.25      66.000      32.00       65.125       30.25           32.00
CFNC       14.625        104.02       104.02       13.000     30.00      13.000      30.00       13.625       36.25           46.25
CNBA       15.000            NA           NA       12.938     29.38      12.625      26.25       12.625       26.25           50.00
DCBI       13.750         93.66        93.66       12.125     21.25      12.125      21.25       12.063       20.63           37.50
EFBC       13.500            NA           NA       13.250     32.50      13.500      35.00       13.750       37.50           35.00
FAB        14.875            NA           NA       13.625     36.25      14.125      41.25       14.875       48.75           48.75
FTNB       18.375        127.96       127.96       12.500     25.00      12.875      28.75       14.750       47.50           83.75
HBEI       15.125        106.14       106.14       11.813     18.13      12.500      25.00       12.625       26.25           51.25
HCFC       13.625         85.37        85.37          NA         NA      12.500      25.00       13.500       35.00           36.25
PFED       15.750        102.41       102.41       10.250      2.50      10.438       4.38       10.500        5.00           57.50
PFFC       15.500         95.86        95.86       10.875      8.75      11.500      15.00       12.750       27.50           55.00
PSFI       13.875            NA           NA       11.641     16.41      11.688      16.88       12.500       25.00           38.75
RIVR       14.250            NA           NA       13.688     36.88      13.875      38.75       15.000       50.00           42.50
RSLN       18.000            NA           NA       15.000     50.00      15.938      59.38       16.000       60.00           80.00
SCBS       13.375         95.26        95.26       13.000     30.00      13.750      37.50       13.500       35.00           33.75
SSFC       16.625        122.88       122.88          NA         NA      12.500      25.00       12.375       23.75           66.25
WEHO       13.625         96.91        96.91       10.750      7.50      10.625       6.25       10.500        5.00           36.25

Maximum    66.000        127.96       127.96       62.625     50.00      66.000      59.38       65.125       60.00           83.75
Minimum    13.375         85.37        85.37       10.250      2.50      10.438       4.38       10.500        5.00           32.00
Average    17.381        100.83       100.85       15.067     24.30      15.226      27.12       15.655       31.74           48.67
Median     14.625         96.91        96.91       12.625     25.25      12.625      26.25       13.500       32.50           42.50

Source: SNL Securities and F&C calculations.           12

FERGUSON & COMPANY
------------------
                    Table IV.4 - Recent Pinksheet Conversion

                                                                                                                   Price/     Price/
                                                                      Conversion                                Pro-Forma  Pro-Forma
                                                                          Assets    IPO Proceeds   IPO Price   Book Value Tang. Book
Ticker     Short Name                        State       IPO Date         ($000)          ($000)         ($)          (%)        (%)

WBIO       Washington Bancorp                  IA        03/12/96         55,202           6,575      10.000         65.4     65.417
WAKE       Wake Forest FS&LA, MHC              NC        04/03/96         55,136           5,150      10.000        114.1    114.087
NSGB       North Cincinnati Savings Bank       OH        05/01/96         56,637           3,968      10.000         65.0     65.025
FFFB       First Federal Finl Bncp, Inc.       OH        06/04/96         51,296           6,718      10.000         64.5     64.496
KNWP       Kenwood Bancorp, Incorporated       OH        07/01/96             NA              NA          NA           NA         NM
ALGC       Algiers Bancorp, Incorporated       LA        07/09/96         42,450           6,480      10.000         69.0     68.988
LNXC       Lenox Bancorp, Incorporated         OH        07/18/96         43,149           4,256      10.000         59.6     59.583
MDWB       Midwest Savings Bank                IL        09/23/96         36,354           1,918      10.000         65.1     65.145
FALN       First Allen Parish Bncp, Inc.       LA        09/30/96         29,605           2,645      10.000         65.5     65.519
ASFE       Ashe Federal Bank, MHC              NC        10/07/96         69,163           4,618      10.000         95.0     95.021
IFBH       IFB Holdings, Inc.                  MO        12/30/96         52,587           5,925      10.000         73.1     73.131

Maximum                                                                   69,163           6,718      10.000        114.1    114.087
Minimum                                                                   29,605           1,918      10.000         59.6     59.583
Average                                                                   49,158           4,825      10.000         73.6     73.641
Median                                                                    51,942           4,884      10.000         65.5     65.468


Source: SNL Securities and F&C calculations.     13

FERGUSON & COMPANY
------------------
                    Table IV.4 - Recent Pinksheet Conversion


               Price/          Price/        Current         Current         Current         Current         Current
           Pro-Forma         Adjusted          Stock          Price/     Price/ Tang          Price/          Price/
            Earnings           Assets          Price      Book Value      Book Value        Earnings         LTM EPS
Ticker           (x)              (%)            ($)             (%)             (%)             (x)             (x)

WBIO            12.7             10.6         14.750           90.83           90.83           11.52            NA
WAKE            13.3              8.5         13.750          138.33          138.33           16.37            NA
NSGB              NA              6.5         14.000           99.43           99.43              NM            NA
FFFB            13.2             11.6         12.750           79.74           79.74           26.56            NA
KNWP              NA               NA         10.750           73.73           73.73           10.75            NA
ALGC            18.8             13.2         14.250           87.10           87.10              NA            NA
LNXC            40.9              9.0         14.000           83.83           83.83              NA            NA
MDWB              NA              5.0         11.750           81.31           81.31              NA            NA
FALN             8.8              8.2         15.750           96.57           96.57              NA            NA
ASFE            31.4              6.3         12.625          116.57          116.57              NA            NA
IFBH            14.3             10.1         12.750           89.92           89.92              NA            NA

Maximum         40.9             13.2         15.750          138.33          138.33           26.56
Minimum          8.8              5.0         10.750           73.73           73.73           10.75
Average         19.2              8.9         13.375           94.31           94.31           16.30
Median          13.8              8.8         13.750           89.92           89.92           13.95


Source: SNL Securities and F&C calculations.     14

FERGUSON & COMPANY
------------------       Table IV.5 - Comparison of Pricing Ratios  Schedule IV
                                                                    -----------


                                                 First Federal
                                                  Savings and                 Group                     Percent Premium
                                                      Loan                 Compared to                 (Discount) Versus
                                                                    --------------------------    --------------------------
                                                Association             Average        Median         Average        Median
                                                ----------------    ------------  ------------    ------------  ------------
Comparison of PE ratio at
  midpoint to:
--------------------------------------------
Comparative group                                         18.37           19.54         18.78            (6.0)         (2.2)
West Virginia thrifts                                     18.37           14.62         14.62            25.6          25.6
Southeast Region thrifts                                  18.37           16.70         16.79            10.0           9.4
All public thrifts                                        18.37           19.46         16.82            (5.6)          9.2
Recent conversions                                        18.37           18.59         17.00            (1.2)          8.1
Recent pink sheet conversions                             18.37           19.20         13.80            (4.3)         33.1

Comparison of PE ratio at
  maximum to:
--------------------------------------------
Comparative group                                         20.00           19.54         18.78             2.4           6.5
West Virginia thrifts                                     20.00           14.62         14.62            36.8          36.8
Southeast Region thrifts                                  20.00           16.70         16.79            19.8          19.1
All public thrifts                                        20.00           19.46         16.82             2.8          18.9
Recent conversions                                        20.00           18.59         17.00             7.6          17.6
Recent pink sheet conversions                             20.00           19.20         13.80             4.2          44.9

Comparison of PE ratio at
  supermaximum to:
--------------------------------------------
Comparative group                                         21.67           19.54         18.78            10.9          15.4
West Virginia thrifts                                     21.67           14.62         14.62            48.2          48.2
Southeast Region thrifts                                  21.67           16.70         16.79            29.8          29.1
All public thrifts                                        21.67           19.46         16.82            11.4          28.8
Recent conversions                                        21.67           18.59         17.00            16.6          27.5
Recent pink sheet conversions                             21.67           19.20         13.80            12.9          57.0

Comparison of PB ratio at
  midpoint to:
--------------------------------------------
Comparative group                                         62.59          110.08        108.29          (43.1)        (42.2)
West Virginia thrifts                                     62.59          112.56        112.56          (44.4)        (44.4)
Southeast Region thrifts                                  62.59          154.99        133.93          (59.6)        (53.3)
All public thrifts                                        62.59          134.11        124.51          (53.3)        (49.7)
Recent conversions                                        62.59          100.83         96.91          (37.9)        (35.4)
Recent pink sheet conversions                             62.59           94.31         89.92          (33.6)        (30.4)

Comparison of PB ratio at
  maximum to:
--------------------------------------------
Comparative group                                         66.59          110.08        108.29          (39.5)        (38.5)
West Virginia thrifts                                     66.59          112.56        112.56          (40.8)        (40.8)
Southeast Region thrifts                                  66.59          154.99        133.93          (57.0)        (50.3)
All public thrifts                                        66.59          134.11        124.51          (50.3)        (46.5)
Recent conversions                                        66.59          100.83         96.91          (34.0)        (31.3)
Recent pink sheet conversions                             66.59           94.31         89.92          (29.4)        (25.9)

Comparison of PB ratio at
  supermaximum to:
--------------------------------------------
Comparative group                                         70.51          110.08        108.29          (35.9)        (34.9)
West Virginia thrifts                                     70.51          112.56        112.56          (37.4)        (37.4)
Southeast Region thrifts                                  70.51          154.99        133.93          (54.5)        (47.4)
All public thrifts                                        70.51          134.11        124.51          (47.4)        (43.4)
Recent conversions                                        70.51          100.83         96.91          (30.1)        (27.2)
Recent pink sheet conversions                             70.51           94.31         89.92          (25.2)        (21.6)



Source: SNL Securities and F&C calculations.     15

FERGUSON & COMPANY
------------------
SNL Index                                  [SNL INDEX GRAPH OMITTED]
---------
         Date          Index
-----------------------------

      1/31/94         258.47
      2/28/94         249.53
      3/31/94         241.57
      4/29/94         248.31
      5/31/94         263.34
      6/30/94         269.58
      7/29/94         276.69
      8/31/94         287.18
      9/30/94         279.69
     10/31/94         236.12
     11/30/94         245.84
     12/30/94         244.73
      1/31/95         256.10
      2/28/95         277.00
      3/31/95         278.40
      4/28/95         295.44
      5/31/95         307.60
      6/23/95         313.95
      7/31/95         328.20
      8/31/95         355.50
      9/29/95         362.29
     10/31/95         354.05
     11/30/95         370.17
     12/29/95         376.51
      1/31/95         370.69
      2/29/96         373.64
      3/29/96         382.13
      4/30/96         377.24
      5/31/96         382.99
      6/28/96         387.18
      7/30/96         388.38
      8/30/96         408.34
      9/13/96         416.01
      9/20/96         419.50
      9/30/96         429.28
     10/30/96         456.70
     11/15/96         468.06
     11/29/96         485.83
     12/13/96         473.64
     12/20/96         481.56
     12/31/96         486.63
      1/10/97         484.33
      1/31/97         520.08
      2/14/97         547.17
      2/27/97         569.67
      3/14/97         560.67











                                 Percent Change Since
-------------------------------------------------------------------------------------------------------------
                       SNL            Prev.
       Date           Index           Date                12/31/94              12/31/95
-------------------------------------------------------------------------------------------------

      12/31/94         244.70
       3/31/95         278.40          13.77%                13.77%
       6/30/95         313.50          12.61%                28.12%
       9/30/95         362.30          15.57%                48.06%
      10/31/95         354.10          -2.26%                44.71%
      11/30/95         370.20           4.55%                51.29%
      12/31/95         376.50           1.70%                53.86%
       1/12/96         372.40          -1.09%                52.19%                -1.09%
       1/31/96         370.70          -0.46%                51.49%                -1.54%
       2/29/96         373.60           0.78%                52.68%                -0.77%
       3/29/96         382.10           2.28%                56.15%                 1.49%
       4/30/96         377.20          -1.28%                54.15%                 0.19%
       5/31/96         382.99           1.53%                56.51%                 1.72%
       6/28/96         387.18           1.09%                58.23%                 2.84%
       7/30/96         371.62          -4.02%                51.87%                -1.30%
       8/30/96         408.34           9.88%                66.87%                 8.46%
       9/20/96         419.50           2.73%                71.43%                11.42%
       9/30/96         429.28           2.33%                75.43%                14.02%
      10/30/96         456.70           6.39%                86.64%                21.30%
      11/29/96         485.83           6.38%                98.54%                29.04%
      12/13/96         473.64          -2.51%                93.56%                25.80%
      12/20/96         481.56           1.67%                96.80%                27.90%
      12/31/96         486.63           1.05%                98.87%                29.25%
       1/10/97         484.33          -0.47%                97.93%                28.64%
       1/31/97         520.08           7.38%               112.54%                38.14%
       2/14/97         547.17           5.21%               123.61%                45.33%
       2/27/97         569.67           4.11%               132.80%                51.31%
       3/14/97         560.67          -1.58%               129.13%                48.92%



--------------------------------------------------------------------------------

                                         Figure I - SNL Index

Source: SNL Securities, Inc., and F&C calculations.    16

FERGUSON & COMPANY
------------------


-----------------------------------------------------------------------------------------------
                                     1 Year         5 Year          10 Year         30 Year
                  Fed Fds (*)        T-bill         Treas.          Treas.          Treas.
-----------------------------------------------------------------------------------------------
         9/6/96            5.39            5.94           6.73            6.95            7.17
        9/13/96            5.16            5.90           6.69            6.93            7.16
        9/27/96            5.34            5.75           6.53            6.77            6.96
       10/17/96            5.25            5.56           6.28            6.55            6.86
       10/25/96            5.22            5.52           6.25            6.53            6.81
       11/18/96            5.21            5.39           5.96            6.19            6.46
       11/29/96            5.30            5.41           5.90            6.12            6.41
       12/13/96            5.22            5.45           6.03            6.27            6.53
       12/20/96            5.38            5.51           6.15            6.40            6.63
       12/31/96            5.18            5.48           6.12            6.34            6.58
        1/17/97            5.19            5.60           6.33            6.56            6.81
        1/31/97            5.18            5.60           6.36            6.62            6.89
        2/14/97            5.05            5.48           6.14            6.37            6.65
        2/27/97            5.16            5.52           6.25            6.45            6.71
        3/14/97            5.19            5.69           6.41            6.58            6.85

 (*) Seven-day average for week ending two days earlier than date shown.



           [Rates September 6, 1996 to March 14, 1997 Graph Omitted]





-----------------------------------------------------------------------------------------------
                                     1 Year         5 Year          10 Year         30 Year
                    Fed Fds          T-bill         Treas.          Treas.          Treas.
-----------------------------------------------------------------------------------------------
        3/14/97            5.19            5.69           6.41            6.58            6.85
-----------------------------------------------------------------------------------------------

                      [Current Yield Curve Graph Omitted]

Source: U.S. Financial Data, Feb. 27, 1997,      Figure II - Rate Enviornment
Federal Reserve Bank of St. Louis, MO.                      17